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                                                                  EXHIBIT 10.34

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                                CREDIT AGREEMENT

                                      AMONG

                            EXCEL REALTY TRUST, INC.,
                                  AS BORROWER,

                                       AND

                       THE FIRST NATIONAL BANK OF BOSTON,
          WELLS FARGO BANK, N.A., FIRST INTERSTATE BANK OF CALIFORNIA,
                           DRESDNER BANK AG, NBD BANK,
                    BHF-BANK AKTEINGESELLSCHAFT, SIGNET BANK,
                          TOGETHER WITH THOSE ASSIGNEES
                        BECOMING PARTIES HERETO PURSUANT

                          TO SECTION 11.12, AS LENDERS,

                                       AND

                       THE FIRST NATIONAL BANK OF BOSTON,
                                    AS AGENT

                          Dated as of December 27, 1995

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                                TABLE OF CONTENTS
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                                    ARTICLE I

                                                             DEFINITIONS  . . . . . . . . . . . .   1

1.1         Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

1.2         Computation of Time Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

1.3         Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                                   ARTICLE II

                                                                LOANS   . . . . . . . . . . . . .  26

2.1         Loan Advances and Repayment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

2.2         Authorization to Obtain Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

2.3         Lenders' Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

2.4         Interest on the Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

2.5         Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

2.6         Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

2.7         Increased Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

2.8         Notice of Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                                   ARTICLE III

                                                      BORROWING BASE PROPERTIES   . . . . . . . .  39

3.1         Designation of Borrowing Base Properties  . . . . . . . . . . . . . . . . . . . . . .  39

3.2         Termination of Designation as a Borrowing Base Property . . . . . . . . . . . . . . .  40

3.3         Rejection of Borrowing Base Properties  . . . . . . . . . . . . . . . . . . . . . . .  41


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                                   ARTICLE IV
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                                                         CONDITIONS TO LOANS  . . . . . . . . . .  41

4.1         Conditions to Initial Disbursement of Loans . . . . . . . . . . . . . . . . . . . . .  41



4.2         Conditions Precedent to All Loans . . . . . . . . . . . . . . . . . . . . . . . . . .  43

                                    ARTICLE V

                                                    REPRESENTATIONS AND WARRANTIES  . . . . . . .  44

5.1         Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                                   ARTICLE VI

                                                         REPORTING COVENANTS  . . . . . . . . . .  51

6.1         Financial Statements and Other Financial and Operating Information  . . . . . . . . .  51

6.2         Environmental Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

6.3         Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

                                   ARTICLE VII

                                                        AFFIRMATIVE COVENANTS   . . . . . . . . .  57

7.1         Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

7.2         Qualification, Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

7.3         Compliance with Laws, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

7.4         Payment of Taxes and Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

7.5         Maintenance of Properties; Insurance  . . . . . . . . . . . . . . . . . . . . . . . .  58

7.6         Inspection of Property; Books and Records; Discussions  . . . . . . . . . . . . . . .  59

7.7         Maintenance of Permits, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
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7.8         Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

7.9         Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

7.10        Securities Law Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

7.11        Continued Status as a REIT; Prohibited Transactions . . . . . . . . . . . . . . . . .  60

7.12        NYSE Listed Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

7.13        Interest Rate Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

7.14        Ownership of Guarantor Partnerships . . . . . . . . . . . . . . . . . . . . . . . . .  60

                                  ARTICLE VIII

                                                          NEGATIVE COVENANTS  . . . . . . . . . .  60

8.1         With Respect to all Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

8.2         Amendment of Constituent Documents  . . . . . . . . . . . . . . . . . . . . . . . . .  62

8.3         Disposal of Guarantor Partnership Interests . . . . . . . . . . . . . . . . . . . . .  62

8.4         Margin Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

8.5         Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

8.6         Restrictions on Transactions Affecting Leasing  . . . . . . . . . . . . . . . . . . .  63

8.7         Additional Unsecured Bank Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

                                   ARTICLE IX

                                                         FINANCIAL COVENANTS  . . . . . . . . . .  63

9.1         Borrowing Base Value  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

9.2         Borrowing Base Debt Service Coverage  . . . . . . . . . . . . . . . . . . . . . . . .  63

9.3         Minimum Tangible Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

9.4         Borrower Debt to Fair Market Net Worth Ratio  . . . . . . . . . . . . . . . . . . . .  64
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9.5         Maximum Recourse Borrower Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

9.6         Secured Debt to Total Assets Ratio  . . . . . . . . . . . . . . . . . . . . . . . . .  64

9.7         EBIDA to Interest Expense Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

9.8         EBIDA to Fixed Charges Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

9.9         Unencumbered NOI to Unsecured Interest Expense Ratio  . . . . . . . . . . . . . . . .  64

9.10        Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

9.11        Permitted Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

9.12        Development Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

9.13        Borrower-Investment Partnership Debt to Borrower-Investment Partnership Net Worth . .  66

9.14        Tenant Concentration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

9.15        Investment Grade Rated Tenants  . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

9.16        Aggregate Borrowing Base Requirements . . . . . . . . . . . . . . . . . . . . . . . .  66

9.17        Calculation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

                                    ARTICLE X

                                                EVENTS OF DEFAULT; RIGHTS AND REMEDIES  . . . . .  67

10.1        Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

10.2        Rights and Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

10.3        Rescission  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

                                   ARTICLE XI

                                                          AGENCY PROVISIONS   . . . . . . . . . .  72

11.1        Appointment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
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11.2        Nature of Duties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72

11.3        Loan Disbursements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73

11.4        Distribution and Apportionment of Payments  . . . . . . . . . . . . . . . . . . . . .  74

11.5        Rights, Exculpation, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75

11.6        Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76

11.7        Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76

11.8        Agent Individually  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77

11.9        Successor Agent; Resignation of Agent; Removal of Agent . . . . . . . . . . . . . . .  77

11.10       Consent and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78

11.11       Agency Provisions Relating to Certain Enforcement Actions . . . . . . . . . . . . . .  80

11.12       Assignments and Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . .  81

11.13       Ratable Sharing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84

11.14       Delivery of Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84

11.15       Notice of Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85

                                   ARTICLE XII

                                                            MISCELLANEOUS   . . . . . . . . . . .  85

12.1        Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85

12.2        Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86

12.3        Change in Accounting Principles . . . . . . . . . . . . . . . . . . . . . . . . . . .  86

12.4        Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87

12.5        Independence of Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
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12.6        Notices and Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88

12.7        Survival of Warranties, Indemnities and Agreements  . . . . . . . . . . . . . . . . .  89

12.8        Failure or Indulgence Not Waiver; Remedies Cumulative . . . . . . . . . . . . . . . .  89

12.9        Payments Set Aside  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89

12.10       Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89

12.11       Heading . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90

12.12       Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90

12.13       Limitation of Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90

12.14       Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90

12.15       Consent to Jurisdiction and Service of Process; Waiver of Jury Trial  . . . . . . . .  90

12.16       Counterparts; Effectiveness; Inconsistencies  . . . . . . . . . . . . . . . . . . . .  91

12.17       Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91

12.18       Obligations Unsecured . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91

12.19       Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92


                         LIST OF EXHIBITS AND SCHEDULES

Exhibits:

A             -     Form of Assignment and Assumption
B             -     Form of Borrowing Base Property Designation Certificate
C             -     Form of Quarterly Operating Report
D             -     Form of Compliance Certificate
E             -     Form of Loan Notes
F             -     Form of Notice of Borrowing
G             -     Form of Fixed Rate Notice

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Schedules:

1             -     List of Borrowing Base Properties
1.1           -     List of Portfolio Properties other than Borrowing Base
                    Properties and Setting Forth Approved Values for Non-income
                    Producing Properties
5.1.1         -     Qualification to do Business
5.1.3         -     Ownership of Subsidiaries and Partnerships
5.1.19        -     Benefit Plans
5.1.23        -     Environmental Matters

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                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT is dated as of December 27, 1995 (as amended, supplemented or modified from time to time, the "Agreement") and is among EXCEL REALTY TRUST, INC., a Maryland corporation ("Borrower"), each of the Lenders, as hereinafter defined, and THE FIRST NATIONAL BANK OF BOSTON, a national banking association ("FNBB"), in its capacity as agent and as a Lender.

                                    RECITALS

         A. Pursuant to that certain Indenture dated as of March 1, 1994 Excel Mortgage Funding Corporation, a Delaware corporation and a wholly-owned subsidiary of Borrower ("EMFC") borrowed the proceeds of a certain Commercial Mortgage Pass-Through Certificates in the aggregate principal amount of $100,000,000 (the "REMIC").

         B. Pursuant to that certain Loan Agreement dated as of December 29, 1994, among Borrower, as borrower, FNBB, as lender and as Agent, as amended, FNBB agreed to provide Borrower with a secured revolving loan facility on the terms and conditions set forth therein (the "Existing Revolver").

         C. Borrower has requested that Lenders extend an unsecured revolving loan facility to Borrower, the proceeds of which will be used in accordance with the provisions of this Agreement (including that the proceeds of the initial Loan hereunder be applied, as necessary, to the payment of all accrued and unpaid obligations of EMFC under the REMIC and of Borrower under the Existing Revolver), and Lenders are willing to extend the requested facility on the terms and conditions set forth herein.

         NOW, THEREFORE, the parties hereto agree as follows:


                                      -1-
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                                    ARTICLE I

                                   DEFINITIONS

         1.1 Certain Defined Terms. The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):

                  "Accommodation Obligations", as applied to any Person, means any Indebtedness or other contractual obligation or liability, contingent or otherwise, of another Person in respect of which that Person is liable, including, without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including in respect of any Partnership in which that Person is a general partner (excluding the Nonrecourse Indebtedness of such Partnership), Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

                    "Accountants" means Coopers & Lybrand, any other "big six" accounting firm or another firm of certified public accountants of national standing selected by Borrower and acceptable to Agent.

                    "Acquisition Price" means the aggregate purchase price for an asset including bona fide purchase money financing provided by the seller and all (or Borrower's Share of, as applicable) existing Indebtedness pertaining to such asset.

                    "Adjusted Asset Value" means, as at any date of determination, the sum (without duplication of any item) of (i) book value determined in accordance with GAAP (except that deferred charges and prepaid fees shall be treated as intangible


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assets) of tangible assets other than real estate, and (ii) an amount equal to
(A) (1) the Net Operating Income for the most recently ended Fiscal Quarter of Properties owned by Borrower or any of its Wholly-Owned Subsidiaries, plus (2) the Borrower's Share of the Net Operating Income for the most recently ended Fiscal Quarter of Properties owned by any Majority Partnership, plus (3) the Net Operating Income for the most recently ended Fiscal Quarter of any Property owned by an Investment Partnership which is subject to a Lien securing Indebtedness of such Investment Partnership which is included in Borrower Debt by virtue of Borrower's guarantee or other Accommodation Obligation relating thereto times (B) four (4), divided by (C) 0.10, and (iii) such value for non-income producing Properties as may be determined based on either (A) the sales price for such Property pursuant to a purchase and sale agreement approved by the Agent or (B) some other evidence of value satisfactory to the Agent and approved by the Requisite Lenders, including those values approved prior to the date hereof as set forth on Schedule 1.1. The Agent shall not unreasonably withhold approval of any purchase and sale agreement having a term of not more than six (6) months and requiring that the full purchase price be paid in cash at the closing thereunder.

                    "Adjusted Base Rents" means the total rentals from the applicable Property or group of Properties which are denominated as base rent or minimum rent under the applicable leases which shall in any event exclude all percentage rent and reimbursements for operating expenses, taxes or insurance; and shall be based on actual rents presently being paid without any rent leveling adjustments.

                    "Adjusted Borrower-Investment Partnership Value" means, as at any date of determination, the sum of (i) Adjusted Asset Value minus (ii) book value determined in accordance with GAAP of Borrower's Investments in Investment Partnerships (including notes receivable from Investment Partnerships) to the extent included in Adjusted Asset Value, plus (iii)(A) the Net Operating Income for the most recently ended Fiscal Quarter of Properties owned by Investment Partnerships, times (B) four (4) divided by (C) 0.10 plus
(iv) cash and Cash Equivalents and other tangible assets (at book value determined in accordance with GAAP) owned by Investment Partnerships.

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                    "Affiliates" as applied to any Person, means any other
Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means (i) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (ii) the ownership of (A) a general partnership interest or (B) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

                    "Agent" means FNBB in its capacity as agent for the Lenders under this Agreement, and shall include any successor Agent appointed pursuant hereto and shall be deemed to refer to FNBB or any such successor in its individual capacity as a Lender where the context so requires.

                    "Aggregate Borrowing Base Requirements" means: (i) at least 85% of the Adjusted Base Rents from all of the Borrowing Base Properties are from Borrowing Base Properties being operated for Retail Uses provided that between the Closing Date and the date that the Borrower next receives Net Offering Proceeds Borrowing Base Properties being operated for Service Retail Uses may be counted in satisfying this requirement so long as during such period at least 80% of Adjusted Base Rents are from Borrowing Base Properties being operated for Retail Uses; (ii) at least 70% of the Adjusted Base Rents from the Borrowing Base Properties are paid pursuant to Leases the tenant's interest in which is currently held by National or Regional Tenants; (iii) at least 40% of the Adjusted Base Rents from the Borrowing Base Properties are paid pursuant to Leases the tenant's interest in which is currently held by an Investment Grade Rated Company or Leases which are fully guaranteed by an Investment Grade Rated Company, provided, however, that in the event that K-Mart Corporation ceases to be an Investment Grade Rated Company the foregoing 40% requirement shall be reduced to whatever percentage is actually being paid pursuant to such Leases after the exclusion of the Leases to K-Mart Corporation; (iv) the Adjusted

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Base Rents payable by any single tenant (including all Subsidiaries of such tenant or of a common parent company) shall not exceed 15% of the Adjusted Base Rents from all Borrowing Base Properties, provided, however, that (a) with respect to tenants which are Investment Grade Rated Companies (other than K-Mart Corporation) the foregoing limit shall be increased to 20%, (b) with respect to tenants which are Investment Grade Rated Companies rated A or higher, the foregoing limit shall be increased to 25% and (c) with respect to K-Mart Corporation and its Subsidiaries, the percentage shall not exceed the actual percentage on the Closing Date; and (v) the Adjusted Base Rents from all Borrowing Base Properties owned by any Guarantor which is not a Wholly-Owned Subsidiary shall not exceed ten percent (10%) of the Adjusted Base Rents from all Borrowing Base Properties.

                    "Applicable Base Rate Margin" means, as of any date of determination: (i) 0.00%, if Borrower's senior long-term unsecured debt obligations are rated at least BBB/Baa2 by both Rating Agencies, (ii) 0.25%, if Borrower's senior long-term unsecured debt obligations are rated at least BBB-/Baa3 by both Rating Agencies but the condition set forth in clause (i) of this definition is not satisfied, or (iii) 0.50%, in any other case (including, without limitation, if Borrower's senior long-term unsecured debt obligations are not rated by either or both of the Rating Agencies). If one Rating Agency assigns a lower rating to Borrower's senior long-term unsecured debt obligations than does the other Rating Agency, the lower rating shall control for purposes of determining the Applicable Base Rate Margin.

                    "Applicable LIBOR Rate Margin" means, as of any date of determination: (i) 1.40%, if Borrower's senior long-term unsecured debt obligations are rated at least BBB+ by both Rating Agencies, (ii) 1.50%, if Borrower's senior long-term unsecured debt obligations are rated at least BBB/Baa2 by both Rating Agencies but the condition set forth in clause (i) of this definition is not satisfied, (iii) 1.625%, if Borrower's senior long-term unsecured debt obligations are rated at least BBB-/Baa3 by both Rating Agencies but neither the condition set forth in clause (i) of this definition, nor the condition set forth in clause (ii) of this definition, is satisfied or (iv) 1.75%, in any other case (including, without limitation, if Borrower's senior long-term unsecured debt obligations are not rated by either or both of the Rating Agencies). If one Rating Agency assigns a lower rating to Borrower's senior long-term unsecured debt obligations than does the other Rating Agency, the lower rating shall control for purposes of determining the Applicable LIBOR Rate Margin.

                    "Assignment and Assumption" means an Assignment and Assumption in the form of Exhibit A hereto (with blanks appropriately filled in) delivered to Agent in connection with each assignment of a Lender's interest under this Agreement pursuant to Section 11.12.

                    "Base Rate" means, on any day, the higher of (i) the base rate of interest per annum established from time to time by FNBB at its principal office in Boston, Massachusetts, and designated as its "base rate" as in effect on such day, and (ii) the Federal Funds Rate in effect on such day plus one-half percent (0.5%) per annum.

                    "Base Rate Loans" means those Loans bearing interest at the Base Rate.

                    "Benefit Plan" means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) in respect of which a Person or an ERISA Affiliate is, or within the immediately preceding five (5) years was, an "employer" as defined in Section 3(5) of ERISA.

                    "Borrower Construction Expenditures" means the total expenditures made through any given date for project costs of all construction projects on real estate owned by Borrower or any of its Subsidiaries which expenditures with respect to any project shall be counted until occupancy of substantially all of such project.

                    "Borrower Debt" means (without duplication) all Indebtedness of Borrower or any Subsidiary of Borrower plus Borrower's Share of all Indebtedness of Majority Partnerships (without offset or reduction in respect of prepaid interest, restructuring fees or similar items) minus current liabilities (not to exceed $5,000,000) which are not past due.

                    "Borrower-Investment Partnership Debt" means the sum of Borrower Debt (excluding the portion thereof consisting of Accommodation Obligations relating to Indebtedness of Investment

Partnerships) plus all Indebtedness of Investment Partnerships other than notes payable to Borrower.

                    "Borrower-Investment Partnership Net Worth" means Adjusted Borrower-Investment Partnership Value less Total Borrower-Investment Partnership Liabilities.

                    "Borrower's Share" means, in the case of a Partnership, Borrower's percentage ownership interest in such Partnership.

                    "Borrowing" means a borrowing under the Facility.

                    "Borrowing Base Properties" means the Eligible Properties owned by Borrower or a Guarantor listed on Schedule 1, as such Schedule 1 may be amended from time to time to reflect the addition and deletion of Borrowing Base Properties pursuant to Article III.

                    "Borrowing Base Property Designation Certificate" has the meaning given to such term in Section 3.1.

                    "Borrowing Base Value" means, at any time, an amount equal to (A) the aggregate Net Operating Income of the Borrowing Base Properties for the most recently ended Fiscal Quarter, times (B) four (4) minus (C) the Replacement Reserve Amount for the Borrowing Base Properties, divided by (D) 0.10.

                    "Business Day" means (i) with respect to any Borrowing, payment or rate determination of LIBOR Loans, a day, other than a Saturday or Sunday, on which Agent is open for business at its head office and on which dealings in Dollars are carried on in the London interbank market, and (ii) for all other purposes any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the Commonwealth of Massachusetts or the laws of the State of California, or is a day on which banking institutions located in Massachusetts are required or authorized by law or other governmental action to close.

                    "Capital Leases", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

                    "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of Standard & Poor's Corporation, Moody's Investors Services, Inc., Duff and Phelps, or Fitch Investors (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as may be acceptable to Agent) and not listed for possible down-grade in Credit Watch published by Standard & Poor's Corporation; (iii) commercial paper, other than commercial paper issued by Borrower or any of its Affiliates, maturing no more than ninety (90) days after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either Standard & Poor's Corporation or Moody's Investor's Service, Inc. (or, if at any time neither Standard & Poor's Corporation nor Moody's Investor's Service, Inc. shall be rating such obligations, then the highest rating from such other nationally recognized rating services as may be acceptable to Agent); and (iv) domestic and Eurodollar certificates of deposit or time deposits or bankers' acceptances maturing within ninety (90) days after the date of acquisition thereof, overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments issued, in each case, by (A) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada having combined capital and surplus of not less than Two Hundred Fifty Million Dollars ($250,000,000) or
(B) any Lender.

                    "Closing Date" means the date on which this Agreement shall become effective in accordance with Section 12.16.

                    "Co-Agent" means Wells Fargo Bank, N.A. and First Interstate Bank provided that if any Co-Agent shall enter into one or more assignments pursuant to Section 11.12 having the effect of reducing the amount of its Commitment to less than $20,000,000, it shall cease to be a Co-Agent.

                    "Commission" means the Securities and Exchange Commission.

                    "Commitment" means, with respect to any Lender, such Lender's Pro Rata Share of the Facility, which amount shall not exceed the principal amount set out under such Lender's name under the heading "Loan Commitment" on the signature pages attached to this Agreement or as set forth on an Assignment and Assumption executed by such Lender, as assignee.

                    "Compliance Certificate" means a certificate in the form of Exhibit D delivered to Agent by Borrower pursuant to Section 2.1.2, Section
6.1.4 or any other provision of this Agreement and covering Borrower's compliance with the financial covenants contained in Article IX.

                    "Confidential Information" has the meaning ascribed to such term in Section 6.3.

                    "Contaminant" means any pollutant (as that term is defined in 42 U.S.C. 9601(33)) or toxic pollutant (as that term is defined in 33 U.S.C. 1362(13)), hazardous substance (as that term is defined in 42 U.S.C. 9601(14)), hazardous chemical (as that term is defined by 29 CFR Section 1910.1200(c)), toxic substance, hazardous waste (as that term is defined in 42 U.S.C. 6903(5)), radioactive material, special waste, petroleum (including crude oil or any petroleum-derived substance, waste, or breakdown or decomposition product thereof), any constituent of any such substance or waste, including, but not limited to, polychlorinated biphenyls and asbestos, or any other substance or waste deleterious to the environment the release, disposal or remediation of which is now or at any time becomes subject to regulation under any Environmental Law.

                    "Contractual Obligation", as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, lease, contract, undertaking, document or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting such Person or any of its properties).

                    "Court Order" means any judgment, writ, injunction, decree, rule or regulation of any court or Governmental Authority binding upon or applicable the Person in question.

                    "Debt Service" means, for any period, Interest Expense for such period plus scheduled principal amortization (i.e., excluding any balloon payment due at maturity) for such period on all Borrower Debt.

                    "December 31, 1994 Financials" has the meaning given to such term in Section 5.1.7.

                    "Defaulting Lender" means any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation or, if no time frame is specified, if such failure or refusal continues for a period of five (5) Business Days after notice from Agent.

                    "Developer Affiliates" means EDV and any other Affiliate of Borrower engaged in the development of real estate or any entity in which EDV or any such developer Affiliate has an ownership interest.

                    "Development Investments" means the aggregate of all Investments by Borrower or any Subsidiary of Borrower in (i) Developer Affiliates or (ii) any other Person (whether or not an Affiliate of Borrower) directly or indirectly engaged in the development of real estate or in the making of land acquisition or construction loans to other Persons engaged in the development of real estate.

                    "Distributions" means the declaration or payment of any dividend or distribution of cash or Cash Equivalents to the shareholders of Borrower or to any limited partners of a Majority Partnership or any payments to any of the Executive Officers of Borrower other than employee compensation consistent with past practices.

                    "DOL" means the United States Department of Labor and any successor department or agency.

                    "Dollars" and "$" means the lawful money of the United States of America.

                    "EBIDA" means, at any time, for the most recent Fiscal Quarter, (i) (A) the sum of the amounts for such period of (1) Net Income, (2) depreciation and amortization expense and other non-cash items deducted on the Financial Statements in determining such Net Income, and (3) interest expense deducted on the Financial Statements in determining Net Income, minus (B) the sum for such period of (1) the net income of any Person in which Borrower has an interest that is included in Net Income, except to the extent of the amount of cash payments actually paid to Borrower or any Subsidiary of Borrower by such Person during such period (whether such payments are in the form of dividends, fees, distributions or other payments excepting principal repayments of notes payable to Borrower), and (2) the income of any consolidated Subsidiary of Borrower, to the extent that the declaration or payment of dividends or other distributions by that Subsidiary of such income is not at the time permitted by operation of any Contractual Obligation or Requirement of Law applicable to such Subsidiary; (ii) minus gains (and plus losses) from extraordinary items or asset sales or write-ups or forgiveness of Indebtedness.

                    "EDV" means ERT Development Corporation, a Delaware corporation in which Borrower owns 100% of the preferred stock.

                    "Eligible Assignee" means (i) (A) (1) a commercial bank organized under the laws of the United States or any state thereof; (2) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; or (3) a commercial bank organized under the laws of any other country or a political subdivision thereof, provided that (x) such bank is acting through a branch or agency located in the United States, or
(y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; that (B) in each case, is (1) reasonably acceptable to Agent and Borrower, and (2) has total assets in excess of $10,000,000,000 and a rating on its (or its parent's) senior unsecured debt obligations of at least BBB by one of the Rating Agencies; or (ii) any Lender or Affiliate of any Lender; provided that no Affiliate of Borrower shall be an Eligible Assignee.

                    "Eligible Property" means a Property owned by Borrower or a Guarantor which (1) is an Unencumbered Property, (2) has an Occupancy Rate of at least 85%, and (3) is free of all structural defects, title defects, environmental conditions or other adverse matters except as may be described on the Schedule of Exceptions to the most recent Borrowing Base Property Designation Certificate for such Property or described in any Officer's Certificate delivered pursuant to Section 6.1.6 which defects, conditions or matters individually or collectively could, in the judgment of the Agent, have a Material Adverse Effect on the Property.

                    "EMFC" means Excel Mortgage Funding Corporation, a Delaware corporation.

                    "Environmental Laws" has the meaning set forth in Section 5.1.23.

                    "Environmental Lien" means a Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

                    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

                    "ERISA Affiliate" of any Person means any (i) corporation which is, becomes, or is deemed to be a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as such Person, (ii) partnership, trade or business (whether or not incorporated) which is, becomes or is deemed to be under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with such Person,
(iii) other Person which is, becomes or is deemed to be a member of the same "affiliated service group" (as defined in Section 414(m) of the Internal Revenue
Code) as such Person, or (iv) any other organization or arrangement described in
Section 414(o) of the Internal Revenue Code which is, becomes or is deemed to be required to be aggregated pursuant to regulations issued under Section 414(o) of the Internal Revenue Code with such Person pursuant to Section 414(o) of the Internal Revenue Code.

                    "Excluded Development Income" means such portion, if any, of Net Income during any Fiscal Quarter which arises from Borrower's ownership interest in Developer Affiliates or notes receivable from Developer Affiliates in excess of ten percent (10%) of EBIDA.

                    "Executive Officers" mean Gary B. Sabin, Richard B. Muir, Graham R. Bullick, David A. Lund and Ronald H. Sabin.

                    "Event of Default" means any of the occurrences set forth in
Article X after the expiration of any applicable grace period expressly provided therein.

                    "Facility" means the loan facility of One Hundred Fifty Million Dollars ($150,000,000) described in Section 2.1.1, subject, however, to Borrower's right to reduce the Facility, in one or more increments, to an amount not less than One Hundred Million Dollars ($100,000,000), in accordance with
Section 2.6.1(b).

                    "Fair Market Net Worth" means the Borrower's Adjusted Asset Value less Total Liabilities less any minority interests set forth in the Liabilities and Stockholders' Equity portion of Borrower's Financial Statements prepared in accordance with GAAP.

                    "FDIC" means the Federal Deposit Insurance Corporation or any successor thereto.

                    "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal Funds brokers of recognized standing selected by Agent.

                    "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any governmental authority succeeding to its functions.

         "Financial Statements" has the meaning given to such term in Section 6.1.2.

         "Fiscal Quarter" means each three-month period ending on March 31, June 30, September 30 and December 31.

         "Fiscal Year" means the fiscal year of Borrower which shall be the twelve (12) month period ending on the last day of December in each year.

         "Fixed Charges" means, for any period, the sum of (i) Debt Service for such period, (ii) the Replacement Reserve Amount for such period for all Portfolio Properties, and (iii) actual expenditures during such period for tenant finish improvements and leasing commissions with respect to all Portfolio Properties.

         "Fixed Rate Notice" means, with respect to a Libor Loan pursuant to
Section 2.1.2, a notice substantially in the form of Exhibit G.

         "Fixed Rate Prepayment Fee" has the meaning given to such term in
Section 2.4.8(c).

         "Foreign Properties" means all Properties which are not located within the boundaries of the United States.

         "Free Cash Flow" means, for any period, Funds From Operations for such period, minus scheduled payments of principal amortization (excluding balloon payments) on all Borrower Debt, minus Borrower's consolidated capital expenditures for such period, plus Net Offering Proceeds received during such period plus net cash proceeds received by Borrower during such period from the sale of Properties.

         "Funding Date" means, with respect to any Loan made after the Closing Date, the date of the funding of such Loan.

         "Funds From Operations" means, for any period, the Borrower's Funds From Operations determined in accordance with the definition approved by the National Association of Real Estate Investment Trusts.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting

Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

         "Governmental Authority" means any nation or government, any federal, state, local, municipal or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Guaranteed Construction Loans" means the maximum principal amount of the Indebtedness of any Person for which the Borrower or any Subsidiary of Borrower has guaranteed, co-made or otherwise become directly or contingently liable if any material portion of the proceeds of such Indebtedness is to be used to finance costs of construction, acquisition of land for development or other development costs.

         "Guarantor" means EMFC, EH Properties, L.P., Excel Realty - PA, Inc., Excel Realty Trust - ST, Inc., Excel Realty Trust - NC, Excel Realty - NE, Inc., and Excel Realty Trust - TX, L.P. which have executed a Guaranty of even date herewith and any other Wholly-Owned Subsidiary or Guarantor Partnership approved by the Requisite Lenders which may hereafter execute and deliver a Guaranty.

         "Guarantor Partnership" means EH Properties, L.P., a Delaware limited partnership, Excel Realty Trust - NC, a North Carolina general partnership, Excel Realty Trust - TX, L.P., a Texas limited partnership and any other Partnership approved by the Requisite Lenders in which the Borrower has at least a 90% ownership interest and in which the Borrower has complete control over the management, leasing, sale of or the granting of a Lien on the Borrowing Base Properties owned by such Partnership; in any such case, which (1) owns a Borrowing Base Property and (2) has executed and delivered a Guaranty.

         "Guaranty" means the Guaranty of even date herewith executed by the initial Guarantors and any Guaranty in substantially the same form which may be hereafter executed by a Guarantor in favor of Agent and the Lenders.

         "Indebtedness", as applied to any Person (and without duplication), means (i) all indebtedness, obligations or other liabilities of such Person for borrowed money, (ii) all indebtedness, obligations or other liabilities of such Person evidenced by Securities or other similar instruments, (iii) all reimbursement obligations and other liabilities of such Person with respect to letters of credit or banker's acceptances issued for such Person's account, (iv) all obligations of such Person to pay the deferred purchase price of Property or services, (v) all obligations in respect of Capital Leases of such Person, (vi) all Accommodation Obligations of such Person, (vii) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of, such Person (including, without limitation, the principal amount of any assessment or similar indebtedness encumbering any property), (viii) all indebtedness, obligations or other liabilities (other than interest expense liability) in respect of Interest Rate Contracts and foreign currency exchange agreements, and
(ix) ERISA obligations currently due and payable.

         "Interest Expense" means, for any period, total interest expense, accrued in accordance with GAAP plus the amortization of loan acquisition costs plus capitalized interest in respect of Borrower Debt.

         "Interest Period" means, relative to any LIBOR Loans comprising part of the same Borrowing, the period beginning on (and including) the date on which such LIBOR Loans are made as, or converted into, LIBOR Loans, and ending on (but excluding) the day which numerically corresponds to such date 1, 2, 3 or 6 months thereafter, in either case as Borrower may select in its relevant Notice of Borrowing pursuant to Section 2.1.2; provided, however, that:

                  (a) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day; and

                  (b) no Interest Period may end later than the then applicable Termination Date.

         "Interest Rate Contracts" means, collectively, interest rate swap, collar, cap or similar agreements providing interest rate protection.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time hereafter, and any successor statute.

         "Investment" means, as applied to any Person, any direct or indirect purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, of any other Person, and any direct or indirect loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, advances to employees and similar items made or incurred in the ordinary course of business), or capital contribution by such Person to any other Person.

         "Investment Grade Rated Company" means a corporation whose senior long-term unsecured debt obligations are rated at least BBB- by Standard & Poor's Corporation.

         "Investment Mortgages" mean notes receivable or other indebtedness secured by mortgages or other security interests directly or indirectly owned by Borrower or any Subsidiary of Borrower, including certificates of interest in real estate mortgage investment conduits.

         "Investment Partnership" means any Partnership whose financial results are not consolidated under GAAP in the Financial Statements including, without limitation, ERP.

         "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

         "Land" means unimproved real estate, including future phases of a partially completed project, owned by Borrower or any Subsidiary of Borrower for the purpose of future development of improvements. For purposes of the foregoing definition, "unimproved" shall mean Land on which the construction of building improvements has not commenced or has been discontinued for a continuous period longer than sixty (60) days prior to completion.

         "Lease" means a tenant lease of a Borrowing Base Property.

         "Lender Taxes" has the meaning given to such term in Section 2.4.7.

         "Lenders" means FNBB and any other bank, finance company, insurance or other financial institution which is or becomes a party to this Agreement by execution of a counterpart signature page hereto or an Assignment and Assumption, as assignee. With respect to matters requiring the consent to or approval of all Lenders at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and, for voting purposes only, "all Lenders" shall be deemed to mean "all Lenders other than Defaulting Lenders".

         "Liabilities and Costs" means all claims, judgments, liabilities, obligations, responsibilities, losses, damages (including lost profits), punitive or treble damages, costs, disbursements and expenses (including, without limitation, reasonable attorneys, experts' and consulting fees and costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

         "LIBOR" means, relative to any Interest Period for any LIBOR Loan included in any Borrowing, the per annum rate (reserve adjusted as hereinbelow provided) of interest quoted by Agent, rounded upwards, if necessary, to the nearest one-sixteenth of one percent (0.0625%) at which Dollar deposits in immediately available funds are offered by Agent to leading banks in the Eurodollar interbank market (based on Telerate quotes, page 3750, or such other page as contains the same information as presently on page 3750) two (2) Business Days prior to the beginning of such Interest Period, for delivery on the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount equal or comparable to the LIBOR Loan to which such Interest Period relates. The foregoing rate of interest shall be reserve adjusted by dividing LIBOR by one (1.00) minus the LIBOR Reserve Percentage, with such quotient to be rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%). All references in this Agreement or other Loan Documents to LIBOR shall mean and include the aforesaid reserve adjustment.

         "LIBOR Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to LIBOR.

         "LIBOR Office" means, relative to any Lender, the office of such Lender designated as such on the counterpart signature pages hereto or such other office of a Lender as designated from time to time by notice from such Lender to Agent, whether or not outside the United States, which shall be making or maintaining LIBOR Loans of such Lender.

         "LIBOR Reserve Percentage" means, relative to any Interest Period for LIBOR Loans made by any Lender, the reserve percentage (expressed as a decimal) equal to the actual aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transactional adjustments or other scheduled changes in reserve requirements) announced within Agent as the reserve percentage applicable to Agent as specified under regulations issued from time to time by the Federal Reserve Board. The LIBOR Reserve Percentage shall be based on Regulation D of the Federal Reserve Board or other regulations from time to time in effect concerning reserves for "Eurocurrency Liabilities" from related institutions as though Agent were in a net borrowing position.

         "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights-of-way, zoning restrictions and the like), lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including without limitation any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement or document having similar effect (other than a financing statement filed by a "true" lessor pursuant to Section 9408 of the Uniform Commercial
Code) naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

         "Loan Account" has the meaning given to such term in Section 2.3.

         "Loan Documents" means this Agreement, the Loan Notes, the Borrowing Base Property Designation Certificates, the Guaranties and all other agreements, instruments and documents (together with amendments and supplements thereto and replacements thereof) now or hereafter executed by Borrower or any Guarantor, which evidence or guaranty the Obligations.

         "Loan Notes" means the promissory notes evidencing the Loans in the aggregate original principal amount of One Hundred Fifty Million Dollars ($150,000,000) executed by Borrower in favor of Lenders, as they may be amended, supplemented, replaced or modified from time to time. The initial Loan Notes and any replacements thereof shall be substantially in the form of Exhibit E.

         "Loans" means the loans made pursuant to the Facility.

         "Majority Partnership" means any Partnership whose financial results are consolidated (including proportionate consolidation) under GAAP in the Financial Statements.

         "Material Adverse Effect" means, with respect to a Person or Property, a material adverse effect upon the condition (financial or otherwise), operations, performance or properties of such Person or Property. The phrase "has a Material Adverse Effect" or "will result in a Material Adverse Effect" or words substantially similar thereto shall in all cases be intended to mean "has resulted, or will or could reasonably be anticipated to result, in a Material Adverse Effect", and the phrase "has no (or does not have a) Material Adverse Effect" or "will not result in a Material Adverse Effect" or words substantially similar thereto shall in all cases be intended to mean "does not or will not or could not reasonably be anticipated to result in a Material Adverse Effect".

         "Maximum Loan Amount" means, at any time, the lesser of (i) an amount equal to the positive difference, if any, of (A) fifty percent (50%) of the Borrowing Base Value, less (B) the Unsecured Loan Balance excluding the outstanding principal of the Loans; (ii) an amount equal to the Maximum Unsecured Loan Balance less the Unsecured Loan Balance excluding the outstanding principal of the Loans; and (iii) the amount of the Facility from time to time, provided, however, that after any Event of Default has occurred and until the same shall have been remedied or waived pursuant to
Section 12.4, the Maximum Loan Amount shall be zero.

         "Maximum Unsecured Loan Balance" means the maximum principal amount which would result in a Pro Forma Debt Service such that the Net Operating Income for the Borrowing Base Properties during the most recent Fiscal Quarter is equal to 160% of such Pro Forma Debt Service.

         "Multiemployer Plan" means an employee benefit plan defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by a Person or an ERISA Affiliate of such Person.

         "National or Regional Tenant" means a tenant which operates at least ten (10) stores in the same line of business as the store or stores operated by such tenant on the Borrowing Base Properties provided that if a tenant's parent corporation is a guarantor of the Lease, stores operated by such parent or by other Subsidiaries of such parent may be counted toward said 10 store requirement.

         "Net Income" means, for any period, the net earnings (or loss) of the Borrower, after Taxes and minority interests in consolidated Subsidiaries, calculated for such period on a consolidated basis in conformity with GAAP.

         "Net Offering Proceeds" means (i) all cash proceeds received by the Borrower as a result of the sale of common, preferred or other classes of stock in the Borrower (if and only to the extent reflected in stockholders' equity on the consolidated balance sheet of the Borrower prepared in accordance with GAAP) less customary costs and discounts of issuance paid by the Borrower.

         "Net Operating Income" means, with respect to any Property, the net operating income of such Property determined in accordance with GAAP, except that Net Operating Income shall not include security or other deposits, late fees, lease termination fees or other similar items, delinquent rent recoveries from former tenants, unless previously reflected in reserves, or any other items of a non-recurring nature.

         "Non Pro Rata Loan" means a Loan with respect to which fewer than all Lenders have funded their respective Pro Rata Shares of such Loans and the failure of the non-funding Lender or Lenders to fund its or their respective Pro Rata Shares of such Loan constitutes a breach of this Agreement.

         "Nonrecourse Indebtedness" means Indebtedness with respect to which recourse for payment is contractually limited to specific assets encumbered by a Lien securing such Indebtedness.

         "Notice of Borrowing" means, with respect to a proposed Borrowing pursuant to Section 2.1.2, a notice substantially in the form of Exhibit F.

         "Obligations" means, from time to time, all Indebtedness of Borrower owing to Agent, any Lender or any Person entitled to indemnification pursuant to
Section 12.2, or any of their respective successors, transferees or assigns, of every type and description, whether or not evidenced by any note, guaranty or other instrument, arising under or in connection with this Agreement or any other Loan Document, whether or not for the payment of money, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys' fees and disbursements, reasonable fees and disbursements of expert witnesses and other consultants, and any other sum now or hereinafter chargeable to Borrower under or in connection with this Agreement or any other Loan Document.

         "Occupancy Rate" means, with respect to each of the Properties at any time, the ratio, as of such date, expressed as a percentage, of (i) the net rentable square footage of such Property occupied by tenants paying rent pursuant to binding leases as to which no monetary default has continued for more than ninety (90) days, to (ii) the aggregate net rentable square footage of such Property. With respect to the initial Borrowing Base Properties listed on
Schedule 1, premises which are no longer open for business may continue to be counted as occupied until the tenant defaults under the applicable Lease. With respect to Properties designated as Borrowing Base Properties after the Closing Date only premises which are actually open for business on the date of the applicable Borrowing Base Property

Designation Certificate shall be counted as occupied in connection with the determination pursuant to Section 3.1 as to whether the Property is an Eligible Property. Any premises in such Borrowing Base Properties designated after the Closing Date which are closed for business subsequent to such designation shall cease to be counted as occupied on the earlier to occur of a default by the tenant or the date which is one year after the date of closing unless such premises are reopened prior to such date. With respect to determining whether Properties are Opportunity Properties only premises which are actually open for business shall be counted as occupied.

         "Officer's Certificate" means a certificate signed by a specified officer of a Person certifying as to the matters set forth therein.

         "Opportunity Properties" means Properties which (i) are used for purposes other than Retail Uses or Service Retail Uses or (ii) have an Occupancy Rate of less than 50%.

         "Partnership" means any general or limited partnership, joint venture, limited liability company or limited liability partnership in which Borrower or any Subsidiary of Borrower has an ownership interest and which is not a Wholly-Owned Subsidiary.

         "Partnership Agreement" means, with respect to any Partnership, on a collective basis, its partnership agreement, its agreement of limited partnership agreement and certificate of limited partnership (if any), its operating or management agreement and articles or certificate of organization, bylaws or other organizational or governance document(s).

         "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

         "Permit" means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

         "Permitted Investments" means Investments in Land, Foreign Properties, Partnerships, Investment Mortgages and Repurchased Stock but only to the extent permitted in Section 9.11.

         "Permitted Liens" means:

                  (a) Liens (other than Environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority or claims not yet due;

                  (b) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including without limitation surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations;

                  (c) any laws, ordinances, easements, rights of way, restrictions, exemptions, reservations, conditions, limitations, covenants or other matters that, in the aggregate, do not (i) materially interfere with the occupation, use and enjoyment of the Property or other assets encumbered thereby, by the Person owning such Property or other assets, in the normal course of its business or (ii) materially impair the value of the Property subject thereto; and

                  (d) Liens imposed by laws, such as mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than thirty (30) days past due.

         "Person" means any natural person, employee, corporation, limited partnership, general partnership, joint stock company, limited liability company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other non-governmental entity, or any Governmental Authority.

         "Plan" means an employee benefit plan defined in Section 3(3) of ERISA (other than a Multiemployer Plan) in respect of which Borrower or an ERISA Affiliate, as applicable, is an "employer" as defined in Section 3(5) of ERISA.

         "Portfolio Properties" means real property improved with one or more completed office, commercial or retail buildings that is owned directly or indirectly, in whole or in part, by Borrower, any Subsidiary of Borrower or any Investment Partnership, including the Borrowing Base Properties and the Properties listed on Schedule 1.1, as such schedule may be updated from time to time to reflect the acquisition or disposition of Portfolio Properties.

         "Prepayment Date" has the meaning given to such term in Section
2.4.8(c).

         "Pro Forma Debt Service" means, with respect to any given principal amount, an amount equal to the sum of three (3) monthly principal and interest payments under a 25-year mortgage style principal amortization schedule for such principal amount at an interest rate which shall be the higher of (i) the actual blended interest rate then in effect on the Facility or (ii) an interest rate equal to the then current ten (10) year U.S. Treasury bond yield plus two and one-quarter percent (2.25%) per annum.

         "Pro Rata Share" means, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's Commitment and the denominator of which shall be the aggregate amount of all of the Lenders' Commitments.

         "Proceedings" means, collectively, all actions, suits and proceedings before, and investigations commenced or threatened by or before, any court or Governmental Authority with respect to a Person.

         "Property" means, as to any Person, all real or personal property (including, without limitation, buildings, facilities, structures, equipment and other assets, tangible or intangible) owned by such Person.

         "Quarterly Operating Report" has the meaning given to such term in
Section 6.1.1.

         "Rating Agency" means each of two of (i) Standard & Poor's Corporation or (ii) Moody's Investors Services, Inc. or (iii) Duff and Phelps or (iv) Fitch Investors as the Borrower may designate from time to time by notice to Agent, provided that at least one Rating Agency must be either Standard & Poor's Corporation or Moody's Investors Services, Inc.

         "Recourse Borrower Debt" means Borrower Debt less the portion thereof which is Nonrecourse Indebtedness.

         "Regulations G, T, U and X" mean such Regulations of the Federal Reserve Board as in effect from time to time.

         "Release" means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

         "Remedial Action" means any action required by applicable Environmental Laws to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform preremedial studies and investigations and post-remedial monitoring and care.

         "Replacement Reserve Amount" means, with respect to any Property or group of Properties, a normalized annual reserve for recurring capital expenditures which reserve shall initially be at the rate of $0.10 per year per square foot of gross leasable area of such Property or Properties. Commencing in 1997 such rate may be adjusted by the Agent, with the approval of the Requisite Lenders, based on the actual experienced rate of capital expenditures incurred by Borrower with respect to the applicable Properties during 1996 and prior years, but in no event shall such rate be adjusted to a rate higher than such initial rate.

         "Reportable Event" means any of the events described in Section 4043(b) of ERISA, other than an event for which the thirty (30) day notice requirement is waived by regulations.

         "Repurchased Stock" means any common or preferred stock issued by Borrower which has been repurchased by Borrower or any of its Subsidiaries or Investment Partnerships.

         "Requirements of Law" mean, as to any Person, the charter and by-laws, Partnership Agreement or other organizational or governing documents of such Person, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including without limitation, the Securities Act, the Securities Exchange Act, Regulations G, T, U and X, FIRREA and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or occupational safety or health law, rule or regulation.

         "Requisite Lenders" mean, collectively, Lenders whose Pro Rata Shares, in the aggregate, are at least sixty-six and two-thirds percent (66-2/3%), provided that, in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Pro Rata Shares of Lenders shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of such Defaulting Lenders, and provided, further, that the Agent must always be among the Requisite Lenders except that after an Event of Default described in Section 10.1.1 decisions by the Requisite Lenders to accelerate and/or exercise remedies pursuant to Section 10.2.1 shall be made without regard to whether the Agent is among the Requisite Lenders.

         "Retail Uses" means stores engaged in the sale of products directly to consumers and shopping centers occupied primarily by such stores but which may also include Service Retail Uses, movie cinemas, banks and office uses of the type commonly located in shopping centers.

         "Secretary's Certificate" means a certificate of a Person's secretary, clerk or comparable officer with respect to organizational documents, authorization and incumbency.

         "Secured Borrower Debt" means all Borrower Debt that is secured by a Lien on any Property.

         "Securities" means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities", or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the obligations, provided that Securities shall not include Cash Equivalents, Investment Mortgages or interests in Partnerships.

         "Securities Act" means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

         "Senior Loans" has the meaning given to such term in Section 11.4.2.

         "Service Retail Properties" means Properties which are used primarily for Service Retail Uses.

         "Service Retail Uses" means restaurants, health clubs, child care facilities, automotive repair facilities, and other similar types of uses which Agent may agree to designate as Service Retail Uses.

         "Solvent" means, as to any Person at the time of determination, that such Person (i) owns property the value of which (both at fair valuation and at present fair saleable value) is greater than the amount required to pay all of such Person's liabilities (including contingent liabilities and debts); (ii) is able to pay all of its debts as such debts mature; and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

         "Subsidiary" of a Person means any corporation, Partnership, trust or other non-Partnership entity of which a majority of the stock (or equivalent ownership or controlling interest) having voting power to elect a majority of the Board of

Directors (if a corporation) or to select the trustee or equivalent controlling interest, shall, at the time such reference becomes operative, be directly or indirectly owned or controlled by such Person.

         "Tangible Net Worth" means, at any time, the Borrower's stockholders' equity, as shown on its Financial Statements prepared in accordance with GAAP, minus intangible assets which shall include, for purposes of this definition, all deferred charges and prepaid fees.

         "Taxes" means all federal, state, local and foreign income and gross receipts taxes.

         "Termination Date" has the meaning given to such term in Section 2.1.4.

         "Termination Event" means (i) any Reportable Event, (ii) the withdrawal of a Person, or an ERISA Affiliate from a Benefit Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA,
(iii) the occurrence of an obligation arising under Section 4041 of ERISA of a Person or an ERISA Affiliate to provide affected parties with a written notice of an intent to terminate a Benefit Plan in a distress termination described in
Section 4041(c) of ERISA, (iv) the institution by the PBGC of proceedings to terminate any Benefit Plan under Section 4042 of ERISA, (v) any event or condition which constitutes grounds under Section 4042 of ERISA for the appointment of a trustee to administer a Benefit Plan, (vi) the partial or complete withdrawal of such Person or any ERISA Affiliate from a Multiemployer Plan, or (vii) the adoption of an amendment by any Person or any ERISA Affiliate to terminate any Benefit Plan.

         "Termination of Designation" has the meaning given to such term in
Section 3.2.

         "Total Assets" means Borrower's total assets as shown on its Financial Statements prepared in accordance with GAAP.

         "Total Borrower-Investment Partnership Liabilities" means the sum of the Total Liabilities of Borrower and the Total Liabilities of all Investment Partnerships, without duplication.

         "Total Liabilities" of any Person means (i) all Indebtedness of such Person, whether or not such Indebtedness would be included as a liability on the balance sheet of such Person in accordance with GAAP, plus (ii) all other liabilities of every nature and kind of such Person that would be included as liabilities on the balance sheet of such Person in accordance with GAAP, except that deferred rental income shall not be treated as a liability.

         "Unencumbered NOI" means, for any period, the aggregate Net Operating Income for such period of all Borrowing Base Properties.

         "Unencumbered Property" means real property (including ground leases) improved with one or more completed office, commercial or retail buildings, that is wholly-owned by Borrower, a Wholly-Owned Subsidiary or a Guarantor Partnership, provided that neither such real property, nor any interest in the Person owning such Property, is subject to any Lien (other than Permitted Liens) or to any agreement (other than this Agreement or any other Loan Document) that prohibits the creation of any Lien thereon as security for Indebtedness of the Person owning such real property.

         "Unmatured Event of Default" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

         "Unsecured Interest Expense" means, for any period, (i) total Interest Expense for such period, less (ii) Interest Expense attributable to any Secured Borrower Debt for such period.

         "Unsecured Loan Balance" means the outstanding balance of all indebtedness, obligations or other liabilities for borrowed money of Borrower or any Subsidiary of Borrower which is not secured by a Lien on any Property including, without limitation, the Loans and any indebtedness evidenced by Securities, plus the amount, if any, by which Borrower's current liabilities less deferred rental income exceed $5,000,000.

         "Unused Amount" has the meaning given to such term in Section 2.5.1.

                      "Unused Facility Fee" has the meaning given to such

term in Section 2.5.1.

         "Wholly-Owned Subsidiary" means a Subsidiary which is 100% owned by Borrower.

         1.2 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to and including". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

         1.3          Terms.

         1.3.1 Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP. All references herein to Borrower, or any other Person, in connection with any financial or related covenant, representation or calculation, shall be understood to mean and refer to Borrower and such other Person on a consolidated basis in accordance with GAAP, unless otherwise specifically provided and subject in all events to any adjustments herein set forth.

         1.3.2 Any time the phrase "to the best of Borrower's knowledge" or a phrase similar thereto is used herein, it means: "to the actual knowledge of the then executive or senior officers of Borrower, after reasonable inquiry of those agents, employees or contractors of the Borrower who could reasonably be anticipated to have knowledge with respect to the subject matter or circumstances in question and after review of those documents or instruments which could reasonably be anticipated to be relevant to the subject matter or circumstances in question."

         1.3.3 In each case where the consent or approval of Agent, all Lenders and/or Requisite Lenders is required, or their non-obligatory action is requested by Borrower, such consent, approval or action shall be in the sole and absolute discretion of Agent and, as applicable, each Lender, unless otherwise specifically indicated.

         1.3.4 Any time the word "or" is used herein, unless the context otherwise clearly requires, it has the inclusive meaning represented by the phrase "and/or". The words "hereof", "herein", "hereby", "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement unless otherwise specified. Any reference in this Agreement to this Agreement or to any other Loan Document includes any and all amendments, modifications, supplements, renewals or restatements thereto or thereof, as applicable.

                                   ARTICLE II

                                      LOANS

2.1 Loan Advances and Repayment.

         2.1.1 Maximum Loan Amount.

                  (a) Subject to the terms and conditions set forth in this Agreement, Lenders hereby agree to make Loans to Borrower from time to time during the period from the Closing Date to the Business Day next preceding the Termination Date, in an aggregate outstanding principal amount which shall not exceed the Maximum Loan Amount at any time. All Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Loan hereunder and that the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make a Loan. Loans may be voluntarily prepaid pursuant to Section 2.6.1 and, subject to the provisions of this Agreement, any amounts so prepaid may be reborrowed under this Section 2.1.1(a). The principal balance of the Loans shall be payable in full on the Termination Date. The Loans will be evidenced by the Loan Notes.

                  (b) If at any time the outstanding principal balance of the Loans exceeds the Maximum Loan

         Amount, as a result of a reduction in the Borrowing Base Value, the incurrence of additional indebtedness which increases the Unsecured Loan Balance or for any other reason whatsoever, Borrower shall, not later than thirty (30) days following the date that Borrower receives notice or otherwise obtains knowledge of such occurrence, (i) reduce the Unsecured Loan Balance in such amounts and/or (ii) designate such additional Borrowing Base Property(-ies) under Section 3.1 as are necessary so that the outstanding principal balance of the Loans does not exceed the Maximum Loan Amount. Failure by Borrower to have complied with the foregoing in a timely manner shall constitute an Event of Default without further notice or grace period hereunder. No further Borrowings, or Termination of Designation with respect to any Borrowing Base Property, shall be permitted so long as such excess borrowing condition shall continue to exist. Nothing in this subparagraph (b) shall excuse Borrower's compliance with all terms, conditions, covenants and other obligations imposed upon it under the Loan Documents during the period of such excess borrowing, nor in any manner condition or impair Agent's or Lenders' rights thereunder in respect of any such breach thereof by Borrower.

                 2.1.2    Notice of Borrowing.

                          (a)     (i)      Whenever Borrower desires to borrow
         under this Section 2.1, but in no event more than three (3) times during any one (1) calendar month, Borrower shall give Agent, at 115 Perimeter Center Place, N.E., Suite 500, Atlanta, GA 30346 Attn:
         Deborah Parker (Fax No. (770)390-8434, with a copy to 700 N. Pearl, Suite 1840, Dallas, TX 75201, Attn: Helen Delph (Fax No. (214)720-3836) or such other address as Agent shall designate, an original or facsimile Notice of Borrowing no later than 9:00 A.M. (Eastern time), not less than three (3) nor more than five (5) Business Days prior to the proposed Funding Date of each Loan. Each Notice of Borrowing shall be accompanied by a Compliance Certificate demonstrating on a pro forma basis compliance with the covenants set forth in Sections 9.1, 9.2, 9.4 and 9.13 after the advance of the requested Loan. Such pro forma Compliance Certificate shall take into account all borrowings and loan repayments, all Property acquisitions and sales, all additional Borrowing Base

         Property designations and all Terminations of Designation which may have occurred between the end of the last Fiscal Quarter and the proposed Funding Date. The Agent shall notify each Lender by telephone or facsimile with regard to each Notice of Borrowing not later than 11:00 A.M. (Eastern Time) on the second Business Day preceding the proposed Funding Date.

                                  (ii)     Notwithstanding the foregoing or any
         other provision hereof to the contrary: a Notice of Borrowing may be given not less than two (2) Business Days prior to the proposed Funding Date of a Loan if the Borrowing shall be requested as a Base Rate Loan in which case the Agent shall provide such telephone or facsimile notice to each Lender not later than 11:00 A.M. (Eastern Time) on the Business Day preceding the proposed Funding Date.

                                  (iii)    Each Notice of Borrowing shall
         specify (1) the Funding Date (which shall be a Business Day) in respect of the Loan, (2) the amount of the proposed Loan, provided that the aggregate amount of such proposed Loan shall equal One Million Dollars ($1,000,000) or integral multiples of One Hundred Thousand Dollars ($100,000) in excess thereof, (3) whether the Loan to be made thereunder will be a Base Rate Loan or a LIBOR Loan and, if a LIBOR Loan, the Interest Period, (4) to which account of Borrower the funds are to be directed, and (5) the proposed use of such Loan. Any Notice of Borrowing pursuant to this Section 2.1.2 shall be irrevocable.

                          (b) Borrower may elect (i) to convert LIBOR Loans or any portion thereof into Base Rate Loans, (ii) to convert Base Rate Loans or any portion thereof to LIBOR Loans, or (iii) to continue any LIBOR Loans or any portion thereof for an additional Interest Period, provided, however, that the aggregate amount of the Loans being converted into or continued as LIBOR Loans shall equal One Million Dollars ($1,000,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof. The applicable Interest Period for the continuation of any LIBOR Loan shall commence on the day on which the next preceding Interest Period expires. The conversion of a LIBOR Loan to a Base Rate Loan shall only occur on the last Business Day of the Interest Period relating to such LIBOR Loan; such conversion shall occur automatically in the absence of an election under clause
         (iii) above. Each election under clause (ii) or clause (iii) above shall be made by Borrower giving Agent an original or facsimile Notice of Borrowing no later than 9:00 A.M. (Eastern time), not less than three (3) nor more than five (5) Business Days prior to the date of a conversion to or continuation of a LIBOR Loan, specifying, in each case
         (1) the amount of the conversion or continuation, (2) the Interest Period therefor, and (3) the date of the conversion or continuation (which date shall be a Business Day).

                          (c) Upon receipt of a Notice of Borrowing in proper form requesting LIBOR Loans under subparagraph (a) or (b) above, Agent shall determine the LIBOR applicable to the Interest Period for such LIBOR Loans, and shall, two (2) Business Days prior to the beginning of such Interest Period, give (by facsimile) a Fixed Rate Notice in respect thereof to Borrower and Lenders; provided, however, that failure to give such notice to Borrower shall not affect the validity of such rate. Each determination by Agent of the LIBOR shall be conclusive and binding upon the parties hereto in the absence of manifest error.

                 2.1.3 Making of Loans. Subject to Section 11.3, Agent shall make the proceeds of Loans available to Borrower on such Funding Date and shall disburse such funds in Dollars in immediately available funds to Borrower's commercial demand account at FNBB, or such other account specified in written wiring instructions furnished with the Notice of Borrowing acceptable to Agent.

                 2.1.4. Term. The outstanding balance of the Loans shall be payable in full on the earliest to occur of (i) the second anniversary of the Closing Date, (ii) the acceleration of the Loans pursuant to Section 10.2.1, or
(iii) Borrower's written notice to Agent (pursuant to Section 2.6.1) of Borrower's election to prepay all accrued obligations and terminate all Commitments (the "Termination Date").

         2.2 Authorization to Obtain Loans. Borrower shall provide Agent with documentation satisfactory to Agent indicating the names of those employees of Borrower authorized by Borrower to sign Notices of Borrowing, and Agent and Lenders shall be entitled to rely on such documentation until notified in writing by Borrower of any change(s) of the persons so authorized. Agent shall be entitled to act on the instructions of anyone identifying himself or herself as one of the Persons authorized to execute a Notice of Borrowing, and Borrower shall be bound thereby in the same manner as if such Person were actually so authorized. Borrower agrees to indemnify, defend and hold Lenders and Agent harmless from and against any and all Liabilities and Costs which may arise or be created by the acceptance of instructions in any Notice of Borrowing, unless caused by the gross negligence of the Person to be indemnified.

         2.3 Lenders' Accounting. Agent shall maintain a loan account (the "Loan Account") on its books in which shall be recorded (i) the names and addresses and the Commitments of Lenders, and principal amount of Loans owing to each Lender from time to time, and (ii) all advances and repayments of principal and payments of accrued interest under the Loans, as well as payments of the Unused Facility Fee, as provided in this Agreement. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time.

         2.4     Interest on the Loans.

                 2.4.1 Base Rate Loans. Subject to Section 2.4.4, all Base Rate Loans shall bear interest on the average daily unpaid principal amount thereof from the date made until paid in full at a fluctuating rate per annum equal to the sum of the Base Rate plus the Applicable Base Rate Margin. Base Rate Loans shall be made in minimum amounts of One Million Dollars ($1,000,000) or an integral multiple of One Hundred Thousand ($100,000) in excess thereof.

                 2.4.2 LIBOR Loans. Subject to Sections 2.4.4 and 2.4.8, all LIBOR Loans shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of LIBOR for such Interest Period plus the Applicable LIBOR Rate Margin. LIBOR Loans shall be in tranches of One Million Dollars ($1,000,000) or One Hundred Thousand Dollar ($100,000) increments in excess thereof. No more than six (6) LIBOR Loan tranches shall be outstanding at any one time. Notwithstanding anything to the contrary contained herein and subject to the Default Interest provisions contained in
Section 2.4.4, if an Event of Default occurs and as a result thereof the Commitments are terminated, all LIBOR Loans will convert to Base Rate Loans upon the expiration of the applicable Interest Periods therefor or the date all Loans become due, whichever occurs first.

                 2.4.3 Interest Payments. Subject to Section 2.4.4, interest accrued on all Loans shall be payable by Borrower, in the manner provided in Section 2.6.2, in arrears on the first Business Day of the first calendar month following the Closing Date, the first Business Day of each succeeding calendar month thereafter, and on the Termination Date.

                 2.4.4 Default Interest. Notwithstanding the rates of interest specified in Sections 2.4.1 and 2.4.2 and the payment dates specified in Section 2.4.3, effective immediately upon the occurrence and during the continuance of any Event of Default, the principal balance of all Loans then outstanding and, to the extent permitted by applicable law, any interest payments on the Loans not paid when due shall bear interest payable upon demand at a rate which is five percent (5%) per annum in excess of the rate(s) of interest otherwise payable from time to time under this Agreement. All other amounts due Agent or Lenders (whether directly or for reimbursement) under this Agreement or any of the other Loan Documents if not paid when due, or if no time period is expressed, if not paid within ten (10) days after demand, shall bear interest from and after demand at the rate set forth in this Section 2.4.4.

                 2.4.5 Late Fee. Borrower acknowledges that late payment to Agent will cause Agent and Lenders to incur costs not contemplated by this Agreement. Such costs include, without limitation, processing and accounting charges. Therefore, if Borrower fails timely to pay any sum due and payable hereunder through the Termination Date, unless waived by Agent pursuant to
Section 11.11.1, a late charge of four cents ($.04) for each dollar of any principal payment, interest or other charge due hereon and which is not paid within ten (10) days after such payment is due or five (5) Business Days after the statement of the amount due is provided to Borrower, whichever is later, shall be charged by Agent (for the benefit of Lenders) and paid by Borrower for the purpose of defraying the expense incident to handling such delinquent payment; provided, however, that no late charges shall be assessed with respect to any period during which Borrower is obligated to pay interest at the rate specified in Section 2.4.4, or in respect of any failure to pay all Obligations on the Termination Date. Borrower and Agent agree that this late charge represents a reasonable sum considering all of the circumstances existing on the date hereof and represents a fair and reasonable estimate of the costs that Agent and Lenders will incur by reason of late payment. Borrower and Agent further agree that proof of actual damages would be costly and inconvenient. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue installment, and shall not prevent Agent from exercising any of the other rights available hereunder or any other Loan Document. Such late charge shall be paid without prejudice to any other rights of Agent.

                 2.4.6 Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days. In computing interest on any Loan, the date of the making of the Loan shall be included and the date of payment shall be excluded; provided, however, that if a Loan is repaid on the same day on which it is made, one (1) day's interest shall be paid on that Loan. Notwithstanding any provision in this Section 2.4, interest in respect of any Loan shall not exceed the maximum rate permitted by applicable law. Changes in the Applicable Base Rate Margin or the Applicable LIBOR Rate Margin shall take effect as of the date on which the condition set forth in the relevant clause of the definition of each such term is satisfied.

                 2.4.7 Changes; Legal Restrictions. In the event that after the Closing Date (i) the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a court or Governmental Authority or any change in the interpretation or application thereof by a court or Governmental Authority, or (ii) compliance by Agent or any Lender with any request or directive made or issued after the Closing Date (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from any central bank or other Governmental Authority or quasi-governmental authority:

                          (a) subjects Agent or any Lender to any tax, duty or other charge of any kind with respect to the Facility, this Agreement or any of the other Loan Documents or the Loans, or changes the basis of taxation of payments to Agent or such Lender of principal, fees, interest or any other amount payable hereunder, except for net income, gross receipts, gross profits or franchise taxes imposed by any jurisdiction and not specifically based upon loan transactions (all such non-excepted taxes, duties and other charges being hereinafter referred to as "Lender Taxes");

                          (b) imposes, modifies or holds applicable, in the determination of Agent or any Lender, any reserve, special deposit, compulsory loan, FDIC insurance, capital allocation or similar requirement (other than a requirement of the type described in Section 2.7) against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, Agent or such Lender or any applicable lending office; or

                          (c) imposes on Agent or any Lender any other condition (other than one described in Section 2.7) materially more burdensome in nature, extent or consequence than those in existence as of the Closing Date, and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing, maintaining or participating in the Loans or to reduce any amount receivable thereunder; then, in any such case, Borrower shall promptly pay to Agent or such Lender, as applicable, upon demand, such amount or amounts (based upon a reasonable allocation thereof by Agent or such Lender to the financing transactions contemplated by this Agreement and affected by this Section 2.4.7) as may be necessary to compensate Agent or such Lender for any such additional cost incurred or reduced amounts received; provided, however, that if the payment of such compensation may not be legally made whether by modification of the applicable interest rate or otherwise, then Lenders shall have no further obligation to make Loans that cause Agent or any Lender to incur such increased cost, and all affected Loans shall become immediately due and payable by Borrower. Agent or such Lender shall deliver to Borrower and in the case of a delivery by Lender, such Lender shall also deliver to Agent, a written statement of the claimed additional costs incurred or reduced amounts received and the basis therefor as soon as reasonably practicable after such Lender obtains knowledge thereof. If Agent or any Lender subsequently recovers any amount of Lender Taxes previously paid by Borrower pursuant to this Section 2.4.7, whether before or after termination of this Agreement, then, upon receipt of good funds with respect to such recovery, Agent or such Lender will refund such amount to Borrower if no Event of Default or Unmatured Event of Default then exists or, if an Event of Default or Unmatured Event of Default then exists, such amount will be credited to the Obligations in the manner determined by Agent or such Lender.

                 2.4.8    Certain Provisions Regarding LIBOR Loans.

                          (a) LIBOR Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to Borrower and Agent, be conclusive and binding on the parties hereto) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to make or maintain any Loan as a LIBOR Loan, (i) the obligations of such Lenders to make or maintain any Loans as LIBOR Loans shall, upon such determination, forthwith be suspended until such Lender shall notify Agent that the circumstances causing such suspension no longer exist, and (ii) if required by such law or assertion, the LIBOR Loans of such Lender shall automatically convert into Base Rate Loans.

                          (b) Deposits Unavailable. If Agent shall have determined in good faith that adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Loans, then, upon notice from Agent to Borrower the obligations of all Lenders to make or maintain Loans as LIBOR Loans shall forthwith be suspended until Agent shall notify Borrower that the circumstances causing such suspension no longer exist. Agent will give such notice when it determines, in good faith, that such circumstances no longer exist; provided, however, that Agent shall not have any liability to any Person with respect to any delay in giving such notice.

                          (c)     Fixed Rate Prepayment Fee.  Borrower
         acknowledges that prepayment or acceleration of a LIBOR Loan during an Interest Period shall result in Lenders incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. (For all purposes of this subparagraph (c), any Loan not being made as a LIBOR Loan in accordance with the Notice of Borrowing therefor, as a result of Borrower's cancellation thereof, shall be treated as if such LIBOR Loan had been prepaid.) Therefore, on the date a LIBOR Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise ("Prepayment Date"), Borrower will pay to Agent, for the account of each Lender, (in addition to all other sums then owing), an amount ("Fixed Rate Prepayment Fee") determined by the Agent in the following manner:

                          (i) First, the Agent shall determine the amount by which (A) the total amount of interest which would have otherwise accrued hereunder on the principal so paid or not borrowed, during the period beginning on the Prepayment Date and ending on the last day of the Interest Period of the prepaid LIBOR Loan (the "Reemployment Period"), exceeds (B) the total amount of interest which would accrue, during the Reemployment Period, on any readily marketable bond or other obligation of the United States of America designated by the Agent in its sole discretion at or about the time of such payment, such bond or other obligation of the United States of America to be in an amount equal (as nearly as may be) to the amount of principal so paid or not borrowed and to have a maturity comparable to the Reemployment Period, and the interest to accrue thereon to take account of amortization of any discount from par or accretion of premium above par at which the same is selling at the time of designation. Each sum amount is hereafter referred to as an "Installment Amount".

                          (ii) Second, each Installment Amount shall be treated as payable as of the last day of the Interest Period of the prepaid LIBOR Loan.

                          (iii) Third, the Fixed Rate Prepayment Fee shall be the present value of the Installment Amount determined by discounting the amount thereof from the date on which such Installment Amount is to be treated as payable, at the same annual interest rate as that payable upon the bond or other obligation of the United States of America designated as aforesaid by the Agent.

                          (d) Upon the written notice to Borrower from Agent, Borrower shall immediately pay to Agent, for the account of Lenders, the Fixed Rate Prepayment Fee. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the parties hereto.

                          (e) Borrower understands, agrees and acknowledges the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Loan or a Fixed Rate Price Adjustment; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and a Fixed Rate Prepayment Fee. Borrower further agrees to pay the Fixed Rate Prepayment Fee and Lender Taxes, if any, whether or not a Lender elects to purchase, sell and/or match funds.

                 2.4.9 Withholding Tax Exemption. At least five (5) Business Days prior to the first day on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to Agent and Borrower two (2) duly completed copies of United States Internal Revenue Service Form 1001 or Form 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or Form 4224 further undertakes to deliver to Agent and Borrower two (2) additional copies of such form (or any applicable successor form) on or before the date that such form expires (currently, three (3) successive calendar years for Form 1001 and one (1) calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Agent or Borrower, in each case certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income taxes. If any Lender cannot deliver such form, then Borrower may withhold from such payments such amounts as are required by the Internal Revenue Code.

         2.5     Fees.

                 2.5.1 Unused Facility Fee. From and after the Closing Date and until the Obligations are paid in full and this Agreement is terminated or, if sooner, the date the Commitments terminate, and subject to Section 11.4.2, Borrower shall pay to Agent, for the account of each Lender, a fee equal to the rate set forth below times an amount equal to (i) the average daily amount of the Facility (as affected by any reductions pursuant to Section 2.6.1(b)) minus
(ii) the average daily principal balance of all Loans (said difference being the "Unused Amount"), as determined for each Fiscal Quarter. The aforesaid fee (the "Unused Facility Fee") shall accrue at the applicable rate set forth below:

       Average Daily                                  Rate Per Annum
    Unused Amount During                              Applicable to
     Applicable Quarter                               Unused Amount
    --------------------                              -------------
    An amount equal to or
    greater than 50% of the average
    daily amount of the Facility                           0.25%

    An amount less than
    50% of the average daily amount
    of the Facility                                        0.125%

The Unused Facility Fee shall be payable, in the manner provided in Section 2.6.2, in arrears on the first Business Day in each Fiscal Quarter, beginning with the first Fiscal Quarter after the Closing Date, and on the date of payment in full of all obligations to Lenders pursuant to Section 2.1.4 with the Unused Facility Fee to be prorated to the date of such payment in such case.

                    2.5.2 Agency Fees. Borrower shall pay Agent such fees as are provided for in the agreement regarding fees between Agent and Borrower, as in existence from time to time.

                    2.5.3            Payment of Fees.  The fees described in
Section 4.1.11 and this Section 2.5 represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention or forbearance of money, and the obligation of Borrower to pay the fees described herein shall be in addition to, and not in lieu of, the obligation of Borrower to pay interest, other fees and expenses otherwise described in this Agreement. All fees shall be payable when due in immediately available funds and shall be non-refundable when paid. If Borrower fails to make any payment of fees or expenses specified or referred to in this Agreement due to Agent or Lenders, including without limitation those referred to in this Section 2.5, in
Section 12.1, or otherwise under this Agreement or any separate fee agreement between Borrower and Agent or any Lender relating to this Agreement, when due, the amount due shall bear interest until paid at the Base Rate and, after ten
(10) days at the rate specified in Section 2.4.4 (but not to exceed the maximum rate permitted by applicable law), and shall constitute part of the Obligations. The Unused Facility Fee and the fees referred to in Section 2.5.2 which are expressed as a per annum charge shall be calculated on the basis of the actual number of days elapsed in a three hundred sixty (360) day year.

         2.6        Payments.

                    2.6.1            Voluntary Prepayments; Reduction in
Facility.

                                     (a)         Borrower may, upon not less
         than three (3) Business Days prior written notice to Agent not later than 12:00 Noon (Eastern time) on the date given, at any time and from time to time, prepay any Loans in whole or in part. Any such notice shall specify the date of prepayment and the principal amount of the prepayment. In the event of a prepayment of LIBOR Loans, other than in connection with the prepayment of all accrued Obligations and termination of all Commitments pursuant to a notice delivered under this Section 2.6.1(a) within fifteen (15) days after a demand by Agent or any Lender for payment or reimbursement pursuant to Section 2.7, Borrower shall concurrently pay any Fixed Rate Prepayment Fee payable in respect thereof. Agent shall provide to each Lender a confirming copy of such notice on the same Business Day such notice is received.

                                     (b)         Reduction in Facility.
         Borrower shall have the right, at any time and from time to time, to reduce the Facility by up to $50,000,000 in the aggregate, in increments of $10,000,000 or integral multiples of $10,000,000. No reduction in the Facility may be reinstated. Each such reduction shall become effective on the date both of the following conditions have been satisfied:

                                     (i)         Borrower shall have given
                    written notice to Agent irrevocably and unconditionally reducing the Facility in an amount equal to $10,000,000 or an integral multiple of $10,000,000 not in excess of $50,000,000; and

                                     (ii)        if the aggregate principal
                    balance of all Loans then outstanding exceeds the Facility as so reduced, Borrower shall have made a voluntary prepayment of principal under the Loans in an amount sufficient to reduce the aggregate outstanding balance thereof to such reduced amount of the Facility or less, together with accrued and unpaid interest on the amount of such prepayment and any applicable Fixed Rate Prepayment Fee. Such prepayment shall be made in accordance with the provisions of Section 2.6.1(a).

         No such reduction of the Facility shall relieve Borrower of any obligation in respect of any fees paid or accrued prior to the date of such reduction. Upon the effectiveness of each such reduction, all references to the "Facility" shall be understood to mean and refer to a loan facility of an amount equal to $150,000,000 less the aggregate amount of the reductions in the Facility that have been so effected (including by reason of prior reductions, if any), and all references to the "Commitment" of each Lender shall be understood to mean and refer to such Lender's Pro Rata Share of the Facility, as so reduced.

                    2.6.2 Manner and Time of Payment. All payments of principal, interest and fees hereunder payable to Agent or the Lenders shall be made without condition or reservation of right and free of set-off or counterclaim, in Dollars and by wire transfer (pursuant to Agent's written wire transfer instructions) of immediately available funds, to Agent, for the account of each Lender, not later than 12:00 Noon (Eastern time) on the date due; and funds received by Agent after that time and date shall be deemed to have been paid on the next succeeding Business Day.

                    2.6.3 Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder and of any of the fees specified in Section 2.5, as the case may be.

         2.7 Increased Capital. If either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance by Agent or any Lender with any guideline or request from any central bank or other Governmental

Authority (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) made or issued after the Closing Date affects or would affect the amount of capital required or expected to be maintained by Agent or such Lender or any corporation controlling Agent or such Lender, and Agent or such Lender determines that the amount of such capital is increased by or based upon the existence of Agent's obligations hereunder or such Lender's Commitment, then, upon demand by Agent or such Lender, Borrower shall immediately pay to Agent or such Lender, from time to time as specified by Agent or such Lender, additional amounts sufficient to compensate Agent or such Lender in the light of such circumstances, to the extent that Agent or such Lender determines such increase in capital to be allocable to the existence of Agent's obligations hereunder or such Lender's Commitment. A certificate as to such amounts submitted to Borrower by Agent or such Lender shall, in the absence of manifest error, be conclusive and binding for all purposes.

         2.8 Notice of Increased Costs. Each Lender agrees that, as promptly as reasonably practicable after it becomes aware of the occurrence of an event or the existence of a condition which would cause it to be affected by any of the events or conditions described in Section 2.4.7 or 2.4.8 or Section 2.7, it will notify Borrower, and provide a copy of such notice to Agent, of such event and the possible effects thereof, provided that the failure to provide such notice shall not affect Lender's rights to reimbursement provided for herein.


                                  ARTICLE III

                           BORROWING BASE PROPERTIES

         3.1 Designation of Borrowing Base Properties. On or before the Closing Date with respect to the properties listed on Schedule 1 as Borrowing Base Properties and at such future times as Borrower desires that an additional property become a Borrowing Base Property, Borrower shall deliver to Agent a Borrowing Base Property Designation Certificate in the form of Exhibit B hereto. Each Borrowing Base Property Designation Certificate relating to additional properties not listed on Schedule 1 shall be accompanied by the following:

                    3.1.1 A current operating statement for such property audited or certified by Borrower as being true and correct in all material respects and prepared in accordance with GAAP and comparative operating statements for the current period and for the previous two (2) Fiscal Years; provided, however, that, if Borrower shall have owned such property for less than the period to be covered by such operating statements, then the audit and certification requirements shall extend only to the period of ownership by Borrower, and Borrower shall provide any available operating statements prepared by the former owner(s) for the remainder of the period required hereunder;

                    3.1.2 A current rent roll for such property in form satisfactory to Agent, and certified by Borrower to be true and correct;

                    3.1.3 The most recent "Phase I" environmental assessment (or summary thereof satisfactory to the Agent) of such property which shall be dated not more than one year prior to the date of the Borrowing Base Property Designation Certificate, and any additional environmental studies or assessments in Borrower's possession or control that have been performed with respect to such property;

                    3.1.4 A copy of the most recent owner's title insurance policy or commitment relating to such Property.

                    3.1.5 Copies of any engineering, mechanical, structural or maintenance studies performed with respect to such Property.

                    3.1.6 If the property is to be owned by a Partnership or Subsidiary that has not previously qualified as a Guarantor hereunder, copies of the Partnership Agreement of such Partnership and of such other information regarding such Partnership or Subsidiary as may be reasonably requested by Agent or any Lender; and

                    3.1.7 Such other documents and information as may be reasonably requested by Agent relating to the potential Borrowing Base Property.

If, following review of such Certificate, documents and information, Agent is satisfied that (i) the proposed additional

Property is an Eligible Property and (ii) such Property becoming a Borrowing Base Property will not cause the Borrowing Base Properties to fail to satisfy the Aggregate Borrowing Base Requirements and (iii) such Property becoming a Borrowing Base Property will not have the effect of increasing the percentage of Adjusted Base Rents from the Borrowing Base Properties paid pursuant to Leases to K-Mart Corporation or its Subsidiaries, Agent will promptly so notify Borrower, and upon execution and delivery of such items or documents as may be appropriate under the circumstances, such property shall become a Borrowing Base Property. If the proposed property fails to satisfy conditions (i), (ii) or (iii) above in one or more respects, such property may become a Borrowing Base Property upon acceptance by the Requisite Lenders. Agent shall distribute to each Lender a copy of each Borrowing Base Property Designation Certificate and shall provide a copy of the current operating statement, current rent roll and summary of the environmental assessment to each Lender which shall request the same. If any Lender shall request copies of any of the other documents or information submitted to the Agent or any additional documents or information as it may reasonably request relating to the potential Borrowing Base Property, Borrower shall provide the requested documents or information to such Lender or shall provide such Lender with access thereto at Borrower's offices.

         3.2        Termination of Designation as a Borrowing Base Property.
From time to time Borrower may request, upon not less than thirty (30) days' prior written notice to Agent (which shall promptly send a copy thereof to each other Lender), that a Borrowing Base Property cease to be designated as such, which termination of designation ("Termination of Designation") shall be consented to by Agent if all of the following conditions are satisfied as of the date of such Termination of Designation:

                    3.2.1 No Unmatured Event of Default or Event of Default has occurred and is continuing; and

                    3.2.2 Borrower shall have delivered to Agent a Compliance Certificate demonstrating on a pro forma basis, and Agent shall have determined, that the outstanding principal balance of the Loans will not exceed the Maximum Loan Amount and that the Borrowing Base Properties shall continue to satisfy the Aggregate Borrowing Base Requirements after giving effect to such Termination of Designation and any prepayment to be made and/or the acceptance of any property as an additional or replacement Borrowing Base Property to be given concurrently with such Termination of Designation.

         3.3 Rejection of Borrowing Base Properties. If at any time Agent determines that any Borrowing Base Property is not an Eligible Property it may reject a Borrowing Base Property by notice to the Borrower which rejection notice shall have the same effect as a Termination of Designation consented to by Agent.


                                   ARTICLE IV

                              CONDITIONS TO LOANS

         4.1 Conditions to Initial Disbursement of Loans. The obligation of Lenders to make the initial disbursement of the Loans shall be subject to satisfaction of each of the following conditions precedent on or before the Closing Date:

                    4.1.1            Borrower and Guarantor Documents.
Borrower and/or each Guarantor shall have executed and/or delivered to Agent each of the following, in form and substance acceptable to Agent and each other
Lender:

                                     (a)         this Agreement;

                                     (b)         the Loan Notes;

                                     (c)         a Guaranty from each
                                                 Guarantor;

                                     (d)         Borrowing Base Property
                                                 Designation Certificates for
                                                 each of the properties listed
                                                 on Schedule 1;

                                     (e)         Evidence of qualification and
                                                 good standing of Borrower and
                                                 each Guarantor in its state of
                                                 organization;

                                     (f)         Secretary's Certificate with
                                                 respect to authorization,
                                                 incumbency and organizational
                                                 documents of Borrower, each
                                                 Guarantor which is a
                                                 corporation and each corporate
                                                 general partner of each
                                                 Guarantor Partnership.

                                     (g)         General Partner's Certificate
                                                 with respect to authorization
                                                 and partnership agreement of
                                                 each Guarantor Partnership.

                    4.1.2 Borrowing Base Property Documents. Agent shall have received all required information with respect to each Borrowing Base Property in form acceptable to Agent.

                    4.1.3 Compliance Certificate. Borrower shall have delivered to Agent a Compliance Certificate evidencing a sufficient Maximum Loan Amount to allow the Loans being requested and compliance with the financial covenants in Article IX.

                    4.1.4 Notice of Borrowing. Borrower shall have delivered to Agent a Notice of Borrowing, and, if applicable, Agent shall have delivered to Borrower a Fixed Rate Notice, in each case in compliance with
Section 2.1.2.

                    4.1.5 Performance. Borrower and each Guarantor shall have performed in all material respects all agreements and covenants required by Agent to be performed by them on or before the Closing Date.

                    4.1.6 Solvency. Each of Borrower and each Guarantor shall be Solvent.

                    4.1.7 Material Adverse Changes. No change, as determined by Agent and Lenders, shall have occurred, during the period commencing September 30, 1995, and ending on the Closing Date, which has a Material Adverse Effect on Borrower or any Guarantor or the operating performance of any Borrowing Base Property.

                    4.1.8 Litigation Proceedings. There shall not have been instituted or threatened, during the period commencing September 30, 1995, and ending on the Closing Date, any litigation or proceeding in any court or Governmental Authority affecting or threatening to affect Borrower or any Guarantor which has a Material Adverse Effect, as reasonably determined by Agent.

                    4.1.9 Lien Discharges. Borrower shall have delivered to Agent satisfactory evidence that all Liens other than Permitted Liens (including, without limitation, the Liens securing the REMIC and the Existing Revolver) shall be discharged upon the initial disbursement of the Loans hereunder.

                    4.1.10 No Event of Default; Satisfaction of Financial Covenants. On the Closing Date and after giving effect to the initial disbursements of the Loans, no Event of Default or Unmatured Event of Default shall exist and all of the financial covenants contained in Article IX shall be satisfied.

                    4.1.11 Fees. Agent shall have received (i) certain fees in the amount separately agreed to between Agent and Borrower, and
(ii) certain facility fees due to the Lenders in the amounts separately agreed to by the Lenders and all expenses of Agent incurred prior to such Closing Date in connection with this Agreement (including without limitation all attorneys' fees and costs) shall have been paid by Borrower.

                    4.1.12           Obligations Under Existing Facilities.
Agent shall have received an amount (which may include proceeds of the initial Loan hereunder) equal to all unpaid obligations of Borrower under the Existing Revolver, together with instructions to apply such sum to the payment of such obligations in full and satisfactory evidence that the initial disbursement of the Loans hereunder shall result in the payment to the Trustee for the REMIC of an amount equal to all unpaid obligations of EMFC under the REMIC and that all documents required to terminate the REMIC have been appropriately executed and delivered.

                    4.1.13 Opinion of Counsel. Agent shall have received, on behalf of Agent and Lenders, favorable opinions of counsel for Borrower and each Guarantor dated as of the Closing Date, in form and substance satisfactory to Agent, Lenders and their respective counsel.

                    4.1.14 Consents and Approvals. All material licenses, permits, consents, regulatory approvals and corporate action necessary to enter into the financing transactions contemplated by this Agreement shall have been obtained by Borrower and each Guarantor.


                    4.1.15 Due Diligence. Lenders shall have completed such due diligence investigations as they deem necessary, and such review and investigations shall provide Lenders with results and information which, in each Lender's determination, are satisfactory to permit such Lender to enter into this Agreement and fund the Loans.

                    4.1.16 Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects.

         4.2 Conditions Precedent to All Loans. The obligation of each Lender to make any Loan requested to be made by it, on any date, is subject to satisfaction of the following conditions precedent as of such date:

                    4.2.1 Documents. With respect to a request for a Loan, Agent shall have received, on or before the Funding Date and in accordance with the provisions of Section 2.1.2, an original and duly executed Notice of Borrowing.

                    4.2.2 Additional Matters. As of the Funding Date for any Loan and after giving effect to the Loans being requested:

                                     (a)         Representations and
         Warranties. All of the representations and warranties contained in this Agreement and in any other Loan Document (other than representations and warranties which expressly speak only as of a different date and other than for changes permitted or contemplated by this Agreement) shall be true and correct in all material respects on and as of such Funding Date, as though made on and as of such date;

                                     (b)         No Default.  No Event of
         Default or Unmatured Event of Default shall have occurred and be continuing or would result from the making of the requested Loan, and all of the financial covenants contained in Article IX shall be satisfied; and

                                     (c)         No Material Adverse Change.
         Since the Closing Date, no change shall have occurred which shall have a Material Adverse Effect on Borrower or any Guarantor, as determined by Agent, other than any such change the occurrence of which has been waived by Requisite Lenders in connection with any prior Borrowing.

Each submission by Borrower to Agent of a Notice of Borrowing with respect to a Loan and the acceptance by Borrower of the proceeds of each such Loan made hereunder shall constitute a representation and warranty by Borrower as of the Funding Date in respect of such Loan that all the conditions contained in this
Section 4.2.2 have been satisfied.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.1 Representations and Warranties. In order to induce Lenders to make the Loans, Borrower hereby represents and warrants to Lenders as follows:

                    5.1.1 Organization; Corporate and Partnership Powers. Each of Borrower and each Guarantor (i) is a corporation or Partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) except as set forth on Schedule
5.1.1 is duly qualified to do business as a foreign corporation or Partnership and in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, and (iii) has all requisite power and authority to own and operate its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the Loans contemplated by the Loan Documents. All of the capital stock of Borrower has been issued in compliance with all applicable Requirements of Law.

                    5.1.2 Authority. Each of Borrower and each Guarantor has the requisite power and authority to execute, deliver and perform each of the Loan Documents to which it is or will be a party. The execution, delivery and performance thereof, and the consummation of the transactions contemplated thereby, have been duly approved by the applicable Board of Directors or partners, and no other proceedings or authorizations on the part of Borrower or any Guarantor are necessary to consummate such transactions. Each of the Loan Documents to which Borrower or any Guarantor is a party has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally.

                    5.1.3 Ownership of Subsidiaries and Partnerships. Schedule 5.1.3 sets forth the stockholders, general partners and limited partners (or other holders of ownership interests) of each Subsidiary or Partnership in which Borrower holds any direct or indirect interest and their respective ownership percentages and there are no other partnership (or other ownership) interests outstanding. Except as set forth or referred to in the Partnership Agreement of each Partnership, no partnership (or other ownership) interest (or any securities, instruments, warrants, option or purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for such interests) of any such Person is subject to issuance under any security, instrument, warrant, option or purchase rights, conversion or exchange rights, call, commitment or claim of any right, title or interest therein or thereto. All of the stock or partnership (or other ownership) interests in each Subsidiary and Partnership have been issued in compliance with all applicable Requirements of Law.

                    5.1.4 No Conflict. The execution, delivery and performance by Borrower and each Guarantor of the Loan Documents to which it is or will be a party, and each of the transactions contemplated thereby, do not and will not (i) conflict with or violate its articles of incorporation, by-laws, Partnership Agreement or other organizational documents, as the case may be, or (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law, Contractual Obligation or Court Order of or binding upon Borrower or any Guarantor, or (iii) require termination of any Contractual Obligation, or (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of Borrower or any Guarantor, other than Permitted Liens, or (v) require any approval of the stockholders of Borrower or any holders of any ownership interest in any Guarantor.

                    5.1.5 Consents and Authorizations. Borrower and each Guarantor has obtained all consents and authorizations required pursuant to its Contractual Obligations with any other Person, and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, as may be necessary to allow Borrower to lawfully execute, deliver and perform its obligations under the Loan Documents to which it is a party.

                    5.1.6 Governmental Regulation. Neither Borrower nor any Guarantor is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any other federal or state statute or regulation such that its ability to incur indebtedness is limited or its ability to consummate the transactions contemplated by the Loan Documents is materially impaired.

                    5.1.7 Prior Financials. The December 31, 1994 Consolidated Balance Sheet, Statement of Operations and Statement of Cash Flows of Borrower contained in Borrower's Form 10K (the "December 31, 1994 Financials") delivered to Agent prior to the date hereof were prepared in accordance with GAAP and fairly present the assets, liabilities and financial condition of Borrower on a consolidated basis, at such date and the results of its operations and its cash flows, on a consolidated basis, for the period then ended.

                    5.1.8 Financial Statements, Projections and Forecasts. Each of the Financial Statements to be delivered to Agent pursuant to Sections 6.1.2 and 6.1.3 (i) has been, or will be, as applicable, prepared in accordance with the books and records of Borrower on a consolidated basis, and (ii) either fairly present, or will fairly present, as applicable, the financial condition of Borrower on a consolidated basis, at the dates thereof (and, if applicable, subject to normal year-end adjustments) and the results of its operations and cash flows, on a consolidated basis, for the period then ended. Each of the projections and forecasts delivered to Agent prior to the date hereof and the financial projections and forecasts to be delivered to Agent pursuant to Section 6.1.5 (1) has been, or will be, as applicable, prepared by Borrower in light of the past business and performance of Borrower on a consolidated basis and (2) represent, or will represent, as of the date thereof, the reasonable good faith estimates of Borrower's financial personnel.

                    5.1.9 Prior Operating Statements. Each of the operating statements pertaining to each of the Borrowing Base Properties delivered to Agent prior to the date hereof was prepared in accordance with GAAP in effect on the date such operating statement of each Borrowing Base Property was prepared and fairly presents the results of operations of such Borrowing Base Property for the period then ended.

                    5.1.10 Quarterly Operating Reports and Projections. Each of the Quarterly Operating Reports to be delivered to Agent pursuant to Section 6.1.1 (i) has been or will be, as applicable, prepared in accordance with the books and records of the applicable Borrowing Base Property, and (ii) fairly presents or will fairly present, as applicable, the results of operations of such Borrowing Base Property for the period then ended. Each of the projections, financial plans and budgets delivered to Agent prior to the date hereof and the projections to be delivered to Agent pursuant to Section 6.1.5 (1) has been, or will be, as applicable, prepared for each Borrowing Base Property in light of the past business and performance of such Borrowing Base Property and (2) represents or will represent, as of the date thereof, the reasonable good faith estimates of Borrower's financial personnel.

                    5.1.11           Litigation; Adverse Effects.

                                     (a)         There is no action, suit,
         proceeding, governmental investigation or arbitration, at law or in equity, or before or by any Governmental Authority, pending or, to the best of Borrower's knowledge, threatened against Borrower, any Affiliate of Borrower or any Portfolio Property (including any Borrowing Base Property), which (i) result in a Material Adverse Effect on Borrower, (ii) materially and adversely affect the ability of any party to any of the Loan Documents to perform its obligations thereunder, or (iii) materially and adversely affect the ability of Borrower to perform its obligations contemplated in the Loan Documents.

                                     (b)         Neither Borrower nor any
         Guarantor is (i) in violation of any applicable law, which violation has a Material Adverse Effect on Borrower or on any Guarantor, or (ii) subject to or in default with respect to any Court Order. There are no material Proceedings pending or, to the best of Borrower's knowledge, threatened against Borrower, any Guarantor or any Portfolio Property, which, if adversely decided, would have a Material Adverse Effect on Borrower.

                    5.1.12 No Material Adverse Change. Since September 30, 1995, there has occurred no event which has a Material Adverse Effect on Borrower, and no material adverse change in Borrower's or any Guarantor's ability to perform its obligations under the Loan Documents to which it is a party or the transactions contemplated thereby.

                    5.1.13 Payment of Taxes. All tax returns and reports to be filed by Borrower and each Guarantor have been timely filed, and all taxes, assessments, fees and other governmental charges shown on such returns or otherwise payable by Borrower have been paid when due and payable (other than real property taxes, which may be paid prior to delinquency so long as no penalty or interest shall attach thereto), except such taxes, if any, as are reserved against in accordance with GAAP and are being contested in good faith by appropriate proceedings or such taxes, the failure to make payment of which when due and payable will not have, in the aggregate, a Material Adverse Effect on Borrower or any Guarantor. Borrower has no knowledge of any proposed tax assessment against Borrower that will have a Material Adverse Effect on Borrower or any Guarantor.

                    5.1.14 Material Adverse Agreements. Neither Borrower nor any Guarantor is a party to or subject to any Contractual Obligation or other restriction contained in its Charter, by-laws, Partnership Agreement or similar governing documents which has a Material Adverse Effect on Borrower or such Guarantor or the ability of the Borrower or such Guarantor to perform its obligations under the Loan Documents to which it is a party.

                    5.1.15 Performance. Neither Borrower nor any Guarantor is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default under such Contractual Obligation in each case, except where the consequences, direct or indirect, of such default or defaults, if any, will not have a Material Adverse Effect on Borrower or such Guarantor.

                    5.1.16 Federal Reserve Regulations. No part of the proceeds of the Loan hereunder will be used to purchase or carry any "margin security" as defined in Regulation G or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulation G. Neither Borrower nor any Guarantor is engaged primarily in the business of extending credit for the purpose of purchasing or carrying out any "margin stock" as defined in Regulation U. No part of the proceeds of the Loan hereunder will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation X or any other regulation of the Federal Reserve Board.

                    5.1.17 Disclosure. The representations and warranties of Borrower and the Guarantors contained in the Loan Documents and all certificates, financial statements and other documents delivered to Agent in connection therewith, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Borrower has given to Agent true, correct and complete copies of all organizational documents, Financial Statements and all other documents and instruments referred to in the Loan Documents as having been delivered to Agent. Borrower has not intentionally withheld any material fact from Agent in regard to any matter raised in the Loan Documents. Notwithstanding the foregoing, with respect to projections of Borrower's future performance such representations and warranties are made in good faith and to the best judgment of Borrower.

                    5.1.18 Requirements of Law. Borrower and each Guarantor are in compliance with all Requirements of Law (including without limitation the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and "Blue Sky" laws) applicable to it and its respective businesses, in each case, where the failure to so comply will have a Material Adverse Effect on any such Person. Borrower has made all filings with and obtained all consents of the Commission required under the Securities Act and the Securities Exchange Act in connection with the execution, delivery and performance by Borrower of the Loan Documents.

                    5.1.19 ERISA. Except as set forth on Schedule 5.1.19, neither Borrower nor any ERISA Affiliate thereof (including, for all purposes under this Section 5.1.19, each Guarantor) has in the past five (5) years maintained or contributed to or currently maintains or contributes to any Benefit Plan. No Investment Partnership has or is likely to incur any liability with respect to any Benefit Plan maintained or contributed to by such Investment Partnership or its ERISA Affiliates, which would have a Material Adverse Effect on Borrower. Neither Borrower nor any ERISA Affiliate thereof has during the past five (5) years maintained or contributed to or currently maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to retirees. Neither Borrower nor any ERISA Affiliate thereof is now contributing nor has it ever contributed to or been obligated to contribute to any Multiemployer Plan, no employees or former employees of Borrower, or such ERISA Affiliate have been covered by any Multiemployer Plan in respect of their employment by Borrower, and no ERISA Affiliate of Borrower has or is likely to incur any withdrawal liability with respect to any Multiemployer Plan which would have a Material Adverse Effect on Borrower.

                    5.1.20 Status as a REIT. Borrower (i) is a real estate investment trust as defined in Section 856 of the Internal Revenue Code (or any successor provision thereto), (ii) has not revoked its election to be a real estate investment trust, (iii) has not engaged in any "prohibited transactions" as defined in Section 856(b)(6)(iii) of the Internal Revenue Code (or any successor provision thereto), and (iv) for its current "tax year" (as defined in the Internal Revenue Code) is and for all prior tax years subsequent to its election to be a real estate investment trust has been entitled to a dividends paid deduction which meets the requirements of Section 857 of the Internal Revenue Code.

                    5.1.21 NYSE Listing. The common stock of Borrower is and will continue to be listed for trading and traded on either the New York Stock Exchange or the American Stock Exchange.

                    5.1.22           Patents, Trademarks, Permits, Etc.
Borrower and each Guarantor own, are licensed or otherwise have the lawful right to use, or have all permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of each such Person's business as currently conducted, the absence of which would have a Material Adverse Effect upon such Person. The use of such permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes by each such Person does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of any such Person which would have a Material Adverse Effect on any such Person.

                    5.1.23 Environmental Matters. Except as set forth on Schedule 5.1.23, to the best of Borrower's knowledge, (i) the operations of Borrower and each Guarantor comply in all material respects with all applicable local, state and federal environmental, health and safety Requirements of Law ("Environmental Laws"); (ii) none of Borrower's or Guarantor's present Property or operations are subject to any Remedial Action or other Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment in violation of any Environmental Laws, which Remedial Action or other Liabilities and Costs would have a Material Adverse Effect on any such Person; (iii) neither Borrower nor any Guarantor has filed any notice under applicable Environmental Laws reporting a Release of a Contaminant into the environment in violation of any Environmental Laws, except as the same may have been heretofore remedied; (iv) there is not now on or in any Portfolio Property (except in compliance in all material respects with all applicable Environmental Laws): (A) any underground storage tanks, (B) any asbestos-containing material, or (C) any polychlorinated biphenyls (PCB's) used in hydraulic oils, electrical transformers or other equipment owned by such Person; and (v) neither Borrower nor any Guarantor has received any notice or claim to the effect that it is or may be liable to any

Person as a result of the Release or threatened Release of a Contaminant into the environment.

                    5.1.24 Borrowing Base Properties. Each of the Properties listed on Schedule 1 qualifies as an Eligible Property. The Borrowing Base Properties collectively satisfy the Aggregate Borrowing Base Requirements.

                    5.1.25 Leases. Except as reflected on the most current rent rolls delivered to Agent, all Leases are in full force and effect and no default or event of default (or event or occurrence which upon with the passage of time or the giving of notice, or both, will constitute a default or event of default) exists or will exist thereunder as a result of the consummation of the transactions contemplated by the Loan Documents.

                    5.1.26 Solvency. Borrower and each Guarantor is and will be Solvent after giving effect to the disbursements of the Loans and the payment and accrual of all fees then payable.

                    5.1.27 Title to Assets; No Liens. Borrower and each of its Subsidiaries has good, indefeasible and merchantable title to all Properties owned or leased by it, including, without limitation, any Borrowing Base Properties, and each of the Borrowing Base Properties is free and clear of all Liens, except Permitted Liens.

                    5.1.28 Use of Proceeds. Borrower's use of the proceeds of the Loans are, and will continue to be, legal and proper uses (and to the extent necessary, duly authorized by Borrower's partners) and such uses are consistent with all applicable laws and statutes and Section 7.9.


                                   ARTICLE VI

                              REPORTING COVENANTS

         Borrower covenants and agrees that, on and after the date hereof, until payment in full of all of the Obligations, the expiration of the Commitments and termination of this Agreement:

         6.1 Financial Statements and Other Financial and Operating Information. Borrower shall maintain or cause to be maintained a system of accounting established and administered in accordance with sound business practices and consistent with past practice to permit preparation of quarterly and annual financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared on a consolidated basis for Borrower from such system and records. Borrower shall deliver or cause to be delivered to Agent (with copies sufficient for each Lender):

                    6.1.1 Quarterly Operating Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter, operating statements in the form of Exhibit C or other form approved by Agent for each Borrowing Base Property dated as of the last day of such Fiscal Quarter (the "Quarterly Operating Reports"), in form and substance satisfactory to Agent, certified by Borrower's chief financial officer.

                    6.1.2 Quarterly Financial Statements Certified by CFO. As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter, consolidated balance sheets, statements of operations and statements of cash flow for Borrower ("Financial Statements"), which may, in the case of the first three Fiscal Quarters, be in the form provided to the Commission on Borrower's Form 10Q, and certified by Borrower's chief financial officer.

                    6.1.3 Annual Financial Statements. Within ninety (90) days after the close of each Fiscal Year, annual Financial Statements of Borrower, on a consolidated basis (in the form provided to the Commission on Borrower's Form 10K), audited and certified without qualification by the Accountants and accompanied by (i) a statement that, in the course of their audit (conducted in accordance with generally accepted auditing standards), the Accountants obtained no knowledge that an Event of Default or Unmatured Event of Default occurred, and (ii) a copy of a letter from the Accountants to Borrower acknowledging that (A) Borrower intends to deliver such Financial Statements and auditor's report to Lenders, (B) Lenders intend to rely thereon, and (C) Borrower intends for Lenders to so rely, in substantially the form delivered prior to the Closing Date. To the extent Agent desires additional details or supporting information with respect to Majority Partnerships, Investment Partnerships or individual Properties owned or leased by

Borrower, any Subsidiary of Borrower or any Investment Partnership not contained in Borrower's Form 10K, Borrower shall promptly provide Agent with such details or supporting information as Agent requests which is reasonably available to Borrower. Without limiting the foregoing, within ninety (90) days after the end of each Fiscal Year, Borrower shall provide to Agent operating statements and a schedule setting forth the percentage of leasable area leased to tenants in occupancy, with footnotes indicating which leases are in default in rent payments by more than sixty (60) days (other than technical, nonmaterial disputes concerning percentage rentals due or annual common area or property tax billings) any other material provisions in respect of which the landlord has issued a notice of default, for each Property owned or leased by Borrower, any Subsidiary of Borrower or any Investment Partnership which is not a Borrowing Base Property.

                    6.1.4 Officer's Certificate of Borrower. (i) Together with each delivery of any Financial Statement pursuant to Sections
6.1.2 and 6.1.3, (A) an Officer's Certificate of Borrower, stating that the executive officer who is the signatory thereto (which officer shall be the chief executive officer, the chief operating officer or the chief financial officer of Borrower) has reviewed, or caused under his supervision to be reviewed, the terms of this Agreement and the other principal Loan Documents, and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and condition of Borrower and each Guarantor, during the accounting period covered by such Financial Statements, and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as of the date of the Officer's Certificate, of any condition or event which constitutes an Event of Default or Unmatured Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action has been taken, is being taken and is proposed to be taken with respect thereto; and (B) a Compliance Certificate demonstrating in reasonable detail (which detail shall include actual calculation and supporting information) compliance during and at the end of such accounting periods with the financial covenants contained in Article IX.

                    6.1.5 Cash Flow Projections. Within thirty (30) days after the end of each Fiscal Year, projections of Borrower,

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on a consolidated basis, detailing expected sources and uses of cash for the next Fiscal Year. Borrower shall also provide such additional supporting details as Agent may reasonably request.

                    6.1.6 Borrowing Base Compliance. Promptly upon Borrower obtaining knowledge of any condition or event which (i) causes the information set forth in any Borrowing Base Property Designation Certificate to be outdated or inaccurate, (ii) may cause any Borrowing Base Property to no longer be an Eligible Property, or (iii) causes the Borrowing Base Properties to no longer conform with the Aggregate Borrowing Base Requirements, an Officer's Certificate specifying the nature and period of existence of any such condition or event and specifying what action the Borrower proposes to take with respect thereto including designating an additional property to become a Borrowing Base Property or a Termination of Designation with respect to the non-complying property.

                    6.1.7 Knowledge of Event of Default. Promptly upon Borrower obtaining knowledge (i) of any condition or event which constitutes an Event of Default or Unmatured Event of Default, or becoming aware that any Lender has given notice or taken any other action with respect to a claimed Event of Default or Unmatured Event of Default or (ii) of any condition or event which has a Material Adverse Effect on Borrower or any Guarantor, an Officer's Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such Lender and the nature of such claimed Event of Default, Unmatured Event of Default, event or condition, and what action Borrower or the Guarantor has taken, is taking and proposes to take with respect thereto.

                    6.1.8 Litigation, Arbitration or Government Investigation. Promptly upon Borrower or any Guarantor obtaining knowledge of
(i) the institution of, or threat of, any material action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any Guarantor not previously disclosed in writing by Borrower to Agent pursuant to this Section 6.1.8, including any eminent domain or other condemnation proceedings affecting any Borrowing Base Property, or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration already disclosed, which, in either case, has a Material Adverse Effect on Borrower or any Guarantor, a notice thereof to Agent and such other

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
information as may be reasonably available to it to enable Agent, Lenders and their counsel to evaluate such matters.

                    6.1.9 ERISA Termination Event. As soon as possible, and in any event within thirty (30) days after Borrower knows or has reason to know that a Termination Event has occurred, a written statement of the chief financial officer of Borrower describing such Termination Event and the action, if any, which Borrower or any ERISA Affiliate of any of them has taken, is taking or proposes to take, with respect thereto, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto.

                    6.1.10 Prohibited ERISA Transaction. As soon as possible, and in any event within thirty (30) days, after Borrower, any Guarantor or any ERISA Affiliate of any of them knows or has reason to know that a prohibited transaction (defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code) has occurred, a statement of the chief financial officer of Borrower describing such transaction.

                    6.1.11           Benefit Plan Annual Report.  Within ten
(10) days after the filing thereof with the DOL, the IRS or the PBGC, copies of each annual report, including Schedule B thereto, filed with respect to each Benefit Plan of Borrower, any Guarantor or any ERISA Affiliate of any of them.

                    6.1.12           Benefit Plan Funding Waiver Request.
Within thirty (30) days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan of Borrower or any ERISA Affiliate of Borrower and all communications received by Borrower or any ERISA Affiliate of Borrower with respect to such request.

                    6.1.13 Establishment of Benefit Plan and Increase in Contributions to the Benefit Plan. Not less than ten (10) days prior to the effective date thereof, a notice to Agent of the establishment of a Benefit Plan (or the incurrence of any obligation to contribute to a Multiemployer
Plan) by Borrower, any Guarantor or any ERISA Affiliate of any of them. Within thirty (30) days after the first to occur of an amendment of any then existing Benefit Plan of Borrower, any Guarantor or any ERISA Affiliate of any of them which will result in an increase in the benefits under such Benefit Plan or a notification of any such increase, or the establishment of any new Benefit Plan by Borrower, any Guarantor or any ERISA Affiliate of any of them or the commencement of contributions to any Benefit Plan to which Borrower, any Guarantor or any ERISA Affiliate of any of them was not previously contributing, a copy of said amendment, notification or Benefit Plan.

                    6.1.14 Qualification of ERISA Plan. Promptly upon, and in any event within thirty (30) days after, receipt by Borrower, any Guarantor or any ERISA Affiliate of any of them of an unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, a copy of said determination letter, if such disqualification would have a Material Adverse Effect on Borrower.

                    6.1.15           Multiemployer Plan Withdrawal Liability.
Promptly upon, and in any event within thirty (30) days after receipt by Borrower, any Guarantor or any ERISA Affiliate of any of them of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, a copy of said notice.

                    6.1.16           Failure to Make Section 412 Payment.
Promptly upon, and in any event within thirty (30) days after, Borrower, any Guarantor or any ERISA Affiliate of any of them fails to make a required installment under subsection (m) of Section 412 of the Internal Revenue Code or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure, if such failure could result in either the imposition of a Lien under said Section 412 or otherwise have or could reasonably be anticipated to have a Material Adverse Effect on Borrower or any Guarantor.

                    6.1.17 Failure of Borrower to Qualify as Real Estate Investment Trust. Promptly upon, and in any event within forty-eight
(48) hours after Borrower first has actual knowledge of (i) Borrower failing to continue to qualify as a real estate investment trust as defined in Section 856 of the Internal Revenue Code (or any successor provision thereof), (ii) any act by Borrower causing its election to be taxed as a real estate investment trust to be terminated, (iii) any act causing Borrower to be subject to the taxes imposed by Section 857(b)(6) of the Internal Revenue Code (or any successor provision thereto), or

(iv) Borrower failing to be entitled to a dividends paid deduction which meets the requirements of Section 857 of the Internal Revenue Code, a notice of any such occurrence or circumstance.

                    6.1.18 Asset Acquisitions and Dispositions, Indebtedness, Etc. Without limiting Article VIII or any other restriction in the Loan Documents, not later than public disclosure of any material Investments (other than in Cash Equivalents), material acquisitions, dispositions, disposals, divestitures or similar transactions involving Property, the raising of additional equity or the incurring or repayment of material Indebtedness, by or with Borrower, any Partnership or any Subsidiary of Borrower, if the total amount of such transaction exceeds ten percent (10%) of Total Assets telephonic or facsimile notice thereof to Helen Delph or such other person(s) as Agent may designate from time to time, and, promptly upon consummation of such transaction, a Compliance Certificate demonstrating in reasonable detail (which detail shall include actual calculations) compliance, after giving effect to such proposed transaction(s), with the covenants contained in Article IX.

                    6.1.19 Other Information. Such other information, reports, contracts, schedules, lists, documents, agreements and instruments in the possession of Borrower or a Guarantor with respect to (i) the Borrowing Base Properties, (ii) any material change in Borrower's investment, finance or operating policies, or (iii) Borrower's or any Guarantor's business, condition (financial or otherwise), operations, performance, properties or prospects as Agent or any Lender may from time to time reasonably request, including, without limitation, annual information with respect to cash flow projections, budgets, operating statements (current year and immediately preceding year), rent rolls, lease expiration reports, leasing status reports, note payable summaries, equity funding requirements, contingent liability summaries, line of credit summaries, wrap note or note receivable summaries, schedules of outstanding letters of credit, summaries of cash and Cash Equivalents, projections of management and leasing fees and overhead budgets. Provided that Agent gives Borrower reasonable prior notice and an opportunity to participate, Borrower hereby authorizes Agent to communicate with the Accountants and authorizes the Accountants to disclose to Agent any and all financial statements and other information of any kind, including copies of any management letter or the substance of any oral information, that such accountants may have with respect to Borrower's or any Guarantor's condition (financial or otherwise), operations, properties,
performance and prospects.   At Agent's request, Borrower shall deliver a
letter addressed to the Accountants instructing them to disclose such information in compliance with this Section 6.1.19.

                    6.1.20 Press Releases; SEC Filings and Financial Statements. Telephonic or telecopy notice to Agent concurrent with or prior to issuance of any material press release concerning Borrower and, as soon as practicable after filing with the Commission, all reports and notices, proxy statements, registration statements and prospectuses of Borrower. All materials sent or made available generally by Borrower to the holders of its publicly-held Securities or to a trustee under any indenture or filed with the Commission, including all periodic reports required to be filed with the commission, will be delivered to Agent and Lenders as soon as available.

                    6.1.21 Accountant Reports. Copies of all reports prepared by the Accountants and submitted to Borrower in connection with each annual, interim or special audit or review of the financial statements or practices of Borrower, including the comment letter submitted by the Accountants in connection with their annual audit.

         6.2 Environmental Notices. Borrower shall notify Agent, in writing, as soon as practicable, and in any event within ten (10) days after Borrower's learning thereof, of any: (i) written notice or claim to the effect that Borrower or any Guarantor is or may be liable to any Person as a result of any material Release or threatened Release of any Contaminant into the environment; (ii) written notice that Borrower or any Guarantor is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment; (iii) written notice that any Property is subject to an Environmental Lien; (iv) written notice of violation to Borrower or any Guarantor or awareness of a condition which might reasonably result in a notice of violation of any Environmental Laws by Borrower or any Guarantor; (v) commencement or written threat of any judicial or administrative proceeding alleging a violation of any Environmental Laws; (vi) written notice from a

Governmental Authority of any changes to any existing Environmental Laws that will have a Material Adverse Effect on the operations of Borrower or any Guarantor ; or (vii) any proposed acquisition of stock, assets, real estate or leasing of property, or any other action by Borrower that, to the best of Borrower's knowledge, could subject Borrower or any Guarantor to environmental, health or safety Liabilities and Costs that will have a Material Adverse Effect on Borrower or any Guarantor.

         6.3 Confidentiality. Confidential Information obtained by Agent or Lenders pursuant to this Agreement or in connection with the Facility shall not be disseminated by Agent or Lenders and shall not be disclosed to third parties except to regulators, taxing authorities and other governmental agencies having jurisdiction over Agent or such Lender or otherwise in response to Requirements of Law, to their respective auditors and legal counsel and in connection with regulatory, administrative and judicial proceedings as necessary or relevant including enforcement proceedings relating to the Loan Documents, and to any prospective assignee of or participant in a Lender's interest under this Agreement or any prospective purchaser of the assets or a controlling interest in any Lender, provided that such prospective assignee, participant or purchaser first agrees to be bound by the provisions of this
Section 6.3. For purposes hereof, "Confidential Information" shall mean all nonpublic information obtained by Agent or Lenders, unless and until such information becomes publicly known, other than as a result of unauthorized disclosure by Agent or Lenders of such information.


                                  ARTICLE VII

                             AFFIRMATIVE COVENANTS

         Borrower covenants and agrees that, on and after the date hereof, until payment in full of all of the Obligations, the expiration of the Commitments and termination of this Agreement:

         7.1 Existence. Borrower and each Guarantor shall at all times maintain its existence and preserve and keep in full force and effect its rights and franchises.

         7.2 Qualification, Name. Borrower and each Guarantor shall qualify and remain qualified to do business in each

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
jurisdiction in which the nature of its business requires it to be so qualified. Borrower and each Guarantor will transact business solely in its own name, in the name of any fictional or doing business name as may be registered in the applicable jurisdiction, in the name of a Partnership or in the commonly known name of a Property it owns.

         7.3 Compliance with Laws, Etc. Borrower and each Guarantor shall (i) comply with all Requirements of Law, and all restrictive covenants affecting it or its properties, performance, prospects, assets or operations, and (ii) obtain as needed all Permits necessary for its operations and maintain such in good standing.

         7.4 Payment of Taxes and Claims. Borrower and each Guarantor shall pay (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien other than a judgment lien upon any of Borrower's properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto.

         7.5 Maintenance of Properties; Insurance. Borrower and each Guarantor shall maintain, or caused to be maintained, in good repair, working order and condition, excepting ordinary wear and tear, all of its Properties and all of the Borrowing Base Properties and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower and each Guarantor shall maintain, or cause other to maintain for its benefit, commercially reasonable and appropriate amounts of property and "all risk" casualty and liability insurance, which insurance shall include in any event:

                                     (a)         with respect to each Property:
         (i) property and casualty insurance (including coverage for flood and water damage for any Property located within an area designated as a special flood hazard area by FEMA) in an amount not less than the replacement costs of the improvements thereon, and (ii) loss of rental insurance income in an amount not less than one year's gross revenues of such Property; and

                                     (b)         comprehensive general
         liability insurance in an amount not less than $20,000,000 per occurrence.

At the request of Agent, Borrower shall provide, as to each Borrowing Base Property evidence of insurance, including certificates of insurance and binders.

         7.6        Inspection of Property; Books and Records; Discussions.
Borrower shall permit, and shall cause each Guarantor to permit, any authorized representative(s) designated by any Lender upon at least three (3) Business Days advance notice to visit and inspect any of its properties, to inspect financial and accounting records and leases, and to make copies (at such Lender's expense except as provided in Section 12.1) and take extracts therefrom, all at such times during normal business hours and as often as any Lender may reasonably request. In connection therewith, Borrower shall pay all expenses of the types described in Section 12.1. Borrower will keep proper books of record and account in which entries, in conformity with GAAP and as otherwise required by this Agreement and applicable Requirements of Law, shall be made of all dealings and transactions in relation to its businesses and activities and as otherwise required under Section 6.1.

         7.7 Maintenance of Permits, Etc. Borrower and each Guarantor will maintain in full force and effect all Permits, franchises, patents, trademarks, trade names, copyrights, authorizations or other rights necessary for the operation of its business; and notify Agent in writing, promptly after learning thereof, of the suspension, cancellation, revocation or discontinuance of or of any pending or threatened action or proceeding seeking to suspend, cancel, revoke or discontinue any material Permit, patent, trademark, trade name, copyright, governmental approval, franchise authorization or right.

         7.8 Conduct of Business. Except for Permitted Investments pursuant to Section 9.11 and Investments in cash and Cash Equivalents, Borrower shall make no Investments and shall engage only in the business of direct ownership, operation and development of commercial and retail Properties of the general type owned by Borrower as of the Closing Date in the United States, and any other business activities of Borrower will remain incidental thereto.

         7.9 Use of Proceeds. Borrower shall use the proceeds of the Loans only for predevelopment costs, development costs, acquisitions, working capital, equity Investments and repayment of Indebtedness (including Indebtedness under the REMIC and the Existing Revolver), including required interest and/or principal payments thereon.

         7.10 Securities Law Compliance. Borrower shall comply in all material respects with all rules and regulations of the Commission and file all reports required by the Commission relating to Borrower's publicly-held Securities.

         7.11 Continued Status as a REIT; Prohibited Transactions. Borrower (i) will continue to be a real estate investment trust as defined in
Section 856 of the Internal Revenue Code (or any successor provision thereto),
(ii) will not revoke its election to be a real estate investment trust, (iii) will not engage in any "prohibited transactions" as defined in Section 856(b)(6)(iii) of the Internal Revenue Code (or any successor provision thereto), and (iv) will continue to be entitled to a dividend paid deduction meeting the requirements of Section 857 of the Internal Revenue Code.

         7.12 NYSE Listed Company. The common stock of Borrower shall at all times be listed for trading and be traded on the New York Stock Exchange or the American Stock Exchange.

         7.13 Interest Rate Contracts. Borrower shall maintain in effect Interest Rate Contracts which are satisfactory to the Agent. Initially, the Interest Rate Contracts will cover at least $50,000,000 (to be increased to be at least fifty percent (50%) of the Loans outstanding hereunder) and be at an all-in rate of not more than ten percent (10%) per annum.

         7.14 Ownership of Guarantor Partnerships. Borrower will cause each Guarantor Partnership to be at least 90% owned, and continue to be at least 90% owned, by Borrower and Borrower shall have and continue to have complete control over the management, leasing, sale of and the creation of Liens on, the Borrowing Base Properties owned by such Guarantor Partnership.

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                                  ARTICLE VIII

                               NEGATIVE COVENANTS

         Borrower covenants and agrees that, on and after the date hereof, until payment in full of all of the Obligations, the expiration of the Commitments and termination of this Agreement:

         8.1 With Respect to all Parties: Neither Borrower nor any Guarantor shall:

                    8.1.1 Liens. (i) Directly or indirectly create, incur, assume or permit to exist any Lien, except for Permitted Liens, on or with respect to all or any portion of (A) any Borrowing Base Property or (B) any interest in any Person that owns any Borrowing Base Property; (ii) directly or indirectly create, assume or permit to exist any agreement (other than the Loan Documents) prohibiting the creation of any Lien on any Borrowing Base Property, or any interest in any Person that owns any Borrowing Base Property, as security for Indebtedness of Borrower; or (iii) directly or indirectly create, incur, assume or permit to exist any Lien (other than Permitted Liens) with respect to any portion of its Properties; or increase the outstanding principal amount of any Secured Borrower Debt to the extent the creation of such Lien or the increase of such principal amount would result in a violation of Section 9.6.

                    8.1.2            Transfers of Borrowing Base Property.
Transfer, directly or indirectly, all or any interest in any Borrowing Base Property.

                    8.1.3            Restrictions on Fundamental Changes.

                                     (a)         Enter into any merger or
         consolidation or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution);

                                     (b)         Change its Fiscal Year;

                                     (c)         Except for Permitted
         Investments, engage in any line of business other than as expressly permitted under Section 7.8; or

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
                                     (d)         Create or acquire any
         Subsidiary or Partnership other than in the ordinary course of business without the prior written consent of the Agent which shall not be unreasonably withheld. Borrower shall promptly notify Agent after the creation or acquisition of any Subsidiary or Partnership.

                    8.1.4 ERISA. Permit any ERISA Affiliates to do any of the following to the extent that such act or failure to act would result in the aggregate, after taking into account any other such acts or failure to act, in a Material Adverse Effect on Borrower:

                                     (a)         Engage, or knowingly permit an
         ERISA Affiliate to engage, in any prohibited transaction described in
         Section 406 of the ERISA or Section 4975 of the Internal Revenue Code which is not exempt under Section 407 or 408 of ERISA or Section 4975(d) of the Internal Revenue Code for which a class exemption is not available or a private exemption has not been previously obtained from the DOL;

                                     (b)         Permit to exist any
         accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived;

                                     (c)         Fail, or permit an ERISA
         Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Plan if such failure could result in the imposition of a Lien or otherwise would have a Material Adverse Effect on Borrower;

                                     (d)         Terminate, or permit an ERISA
         Affiliate to terminate, any Benefit Plan which would result in any liability of Borrower or an ERISA Affiliate under Title IV of ERISA; or

                                     (e)         Fail, or permit any ERISA
         Affiliate to fail, to pay any required installment under section (m) of Section 412 of the Internal Revenue Code or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment, if such failure could result in the imposition of a

         Lien or otherwise would have a Material Adverse Effect on Borrower.

         8.2 Amendment of Constituent Documents. Except for any such amendment that is required (i) under any Requirement of Law imposed by any Governmental Authority or (ii) in order to maintain compliance with Section 7.11: (1) no Guarantor Partnership shall amend its Partnership Agreement (including, without limitation, as to the admission of any new partner, directly or indirectly), and (2) neither Borrower nor any Guarantor shall amend its articles of incorporation or by-laws; in any such case, except with the prior written consent of the Agent.

         8.3 Disposal of Guarantor Partnership Interests. Directly or indirectly convey, sell, transfer, assign, pledge or otherwise encumber or dispose of any of its partnership (or other ownership) interests in any Guarantor Partnership at any time when any Property owned by such Guarantor Partnership is a Borrowing Base Property.

         8.4 Margin Regulations. No portion of the proceeds of any Loans shall be used in any manner which might cause the extension of credit or the application of such proceeds to violate Regulation G, U or X or any other regulation of the Federal Reserve Board or to violate the Securities Exchange Act or the Securities Act, in each case as in effect on the applicable Funding Date.

         8.5 Management. Except with the prior approval of the Requisite Lenders, none of the Executive Officers shall cease to be active on a full time, continuous basis in the senior management of Borrower (the occurrence of an event described above, a "Discontinuity in Management"); provided that, upon a Discontinuity in Management, Borrower shall have up to one hundred twenty (120) days to obtain the approval of Requisite Lenders to additional executives, such that the remaining and new management executives, as a group, have substantial and sufficient knowledge, experience and capabilities in the management of a publicly-held company engaged in the operation of a multi-asset real estate business of the type engaged in by Borrower. In the event Borrower shall fail to obtain approval of Requisite Lenders as aforesaid within said 120-day period, then Borrower shall, at the election and upon the demand of Requisite

Lenders, pay in full all Obligations under the Loan Documents not later than sixty (60) days after the end of such 120-day period, whereupon this Agreement and all Commitments hereunder shall be terminated. Upon the occurrence of a Discontinuity in Management, no further Borrowings shall be permitted until Borrower shall have obtained approval of Requisite Lenders under this Section 8.5.

         8.6 Restrictions on Transactions Affecting Leasing. Neither Borrower, nor any owner of any of the Portfolio Properties shall enter into any lease, acquire any Property or consent to any assignment of a lease or any subletting if the result of such transaction would be to (i) increase the percentage of Adjusted Base Rents from all Portfolio Properties payable with respect to premises leased to or occupied by K-Mart Corporation or any of its Subsidiaries, (ii) increase the percentage of Adjusted Base Rates from all Borrowing Base Properties payable with respect to premises leased to or occupied by K-Mart Corporation or any of its Subsidiaries or (iii) cause a violation of Section 9.14 or (iv) cause the Borrowing Base Properties to fail to satisfy the Aggregate Borrowing Base Requirements.

         8.7 Additional Unsecured Bank Debt. Neither Borrower nor any Affiliates of Borrower shall create, incur, assume or otherwise become liable for any unsecured line of credit or other unsecured loan from any bank or financial institution, other than the Facility.

                                   ARTICLE IX

                              FINANCIAL COVENANTS

         Borrower covenants and agrees that, on and after the date of this Agreement and until payment in full of all the Obligations, the expiration of all Commitments and the termination of this Agreement:

         9.1 Borrowing Base Value. The Unsecured Loan Balance shall not exceed 50% of the Borrowing Base Value.

         9.2 Borrowing Base Debt Service Coverage. The ratio of the Net Operating Income for the most recently ended Fiscal Quarter of the Borrowing Base Properties to Pro Forma Debt

Service for the Unsecured Loan Balance shall not be less than 1.60:1.

         9.3 Minimum Tangible Net Worth. Borrower will maintain a Tangible Net Worth of not less than One Hundred Eighty-Five Million Dollars ($185,000,000) plus ninety percent (90%) of Net Offering Proceeds received by Borrower after the Closing Date.

         9.4 Borrower Debt to Fair Market Net Worth Ratio. The ratio of Borrower Debt to Fair Market Net Worth shall not exceed (a) 1:1 during the period from the Closing Date until Borrower next receives Net Offering Proceeds; (b) 0.90:1 during the period from such receipt of Net Offering Proceeds until the date that Borrower becomes an Investment Grade Rated Company and (c) 1:1 after Borrower becomes an Investment Grade Rated Company.

         9.5 Maximum Recourse Borrower Debt. Prior to the date that Borrower has become an Investment Grade Rated Company, Recourse Borrower Debt other than the Obligations shall not exceed 10% of Borrower Debt.

         9.6 Secured Debt to Total Assets Ratio. After the date that Borrower has become an Investment Grade Rated Company, the ratio of Secured Borrower Debt to Total Assets shall not exceed 0.40:1.

         9.7 EBIDA to Interest Expense Ratio. The ratio of EBIDA (less any Excluded Development Income) to Interest Expense shall not be less than 2.00:1.

         9.8 EBIDA to Fixed Charges Ratio. The ratio of EBIDA (less any Excluded Development Income) to Fixed Charges shall not be less than 1.75:1.

         9.9 Unencumbered NOI to Unsecured Interest Expense Ratio. The ratio of Unencumbered NOI to Unsecured Interest Expense shall not be less than 2.25:1.

         9.10       Distributions.

                    9.10.1 Subject to Section 9.10.2, (i) aggregate Distributions during any Fiscal Quarter shall not exceed ninety-five percent (95%) of Funds From Operations for such Fiscal Quarter and (ii) aggregate distributions during any four consecutive Fiscal Quarters shall not exceed Free Cash Flow for such four consecutive Fiscal Quarters.

                    9.10.2 Aggregate Distributions during the continuance of any Event of Default shall not exceed the lesser of (i) the aggregate amount permitted to be made during the continuance thereof under
Section 9.10.1, and (ii) the minimum amount that Borrower must distribute to its shareholders in order to maintain compliance with Section 7.11. If the Loans are not paid in full on the Termination Date no Distributions shall be made thereafter except to the extent expressly authorized in advance by Agent.

         9.11 Permitted Investments. Notwithstanding the limitations set forth in Section 7.8, Borrower may make the following Permitted Investments, so long as (i) the aggregate amount of all Permitted Investments (excluding Investments in Opportunity Properties and Service Retail Properties) does not exceed, at any time, twenty percent (20%) of Total Assets, and (ii) the aggregate amount of each of the following categories of Permitted Investments does not exceed the specified percentage of Total Assets, in each case as of the date made:

                                                          Maximum
                                                         Percentage
         Permitted Investment                          of Total Assets
         --------------------                          ---------------
         Land:                                                5%

         Foreign Properties:                                 10%


         Repurchased Stock:                                  15%

         Mortgages and notes receivable                      15%
         (including notes receivable from
         Affiliates)

         Affiliates other than                               15%
         Wholly-Owned Subsidiaries

         Opportunity Properties:                             10%

         Total Opportunity Properties and                    15%
         Service Retail Properties

For purposes of calculating compliance with the foregoing, the amount of each Investment will be deemed to be the original Acquisition Price thereof plus in the case of Investments in Partnerships or Subsidiaries, the amount of any subsequent loans or capital contributions to such entity.

         9.12 Development Activities. The sum of (i) Borrower Construction Expenditures and (ii) Development Investments shall not exceed 10% of Total Assets. In addition, the total amount of Guaranteed Construction Loans shall not exceed Thirty Million Dollars ($30,000,000). Neither Borrower nor any Developer Affiliates will commence construction of any construction project or subordinate any land acquisition loan to construction financing for any construction project, or make a loan to finance any construction project, unless at least seventy percent (70%) of the gross leasable area of such project is subject to a fully executed lease under which (i) occupancy by the tenant thereunder is conditioned only upon completion of construction of the relevant improvements and (ii) such tenant is otherwise unconditionally committed to take occupancy upon completion of such construction. Neither Borrower nor any Developer Affiliates will commence construction of any construction project, make a loan to finance construction of any construction project or subordinate any land acquisition loan to construction financing for any construction project if the sum of Development Investments and Guaranteed Construction Loans relating to such project exceeds $20,000,000 unless the Requisite Lenders have approved such construction project prior to the start of construction.

         9.13 Borrower-Investment Partnership Debt to Borrower-Investment Partnership Net Worth. On and after the date that the aggregate Acquisition Prices of assets owned by all Investment Partnerships exceeds fifteen percent (15%) of Total Assets, the ratio of Borrower-Investment Partnership Debt to Borrower-Investment Partnership Net Worth shall not exceed 1.15:1.

         9.14 Tenant Concentration. The Adjusted Base Rents from any single tenant (including all Subsidiaries of such tenant or of a common parent company) shall not exceed fifteen percent (15%) of Adjusted Base Rents from all Portfolio Properties provided however that: (a) with respect to tenants which are Investment Grade Rated Companies (other than K-Mart Corporation) the foregoing limit shall be increased to twenty percent (20%), (b) with respect to tenants which are Investment Grade Rated Companies rated A or higher the foregoing limit shall be increased to twenty-five percent (25%); and (c) with respect to K-Mart Corporation and its Subsidiaries the foregoing limit shall be the actual percentage on the Closing Date.

         9.15 Investment Grade Rated Tenants. At least fifty percent (50%) of Adjusted Base Rents from all Portfolio Properties shall be paid pursuant to leases, the tenant's interest in which is currently held by an Investment Grade Rated Company, or leases which are fully guaranteed by an Investment Grade Rated Company.

         9.16 Aggregate Borrowing Base Requirements. The Borrowing Base Properties shall comply with the Aggregate Borrowing Base Requirements.

         9.17 Calculation. Each of the foregoing ratios and financial requirements shall be calculated as of the last day of each Fiscal Quarter, but shall be satisfied at all times. Each of the foregoing ratios and financial requirements which is affected by an increase in the outstanding balance of the Loans or by a Termination of Designation shall also be recalculated as of the time of such event. For purposes of determining compliance with Sections 9.2, 9.7, 9.8 and 9.9, the period covered thereby shall be the immediately preceding Fiscal Quarter.


                                   ARTICLE X

                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

         10.1 Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

                    10.1.1           Failure to Make Payments When Due.
Borrower shall fail to pay (i) any amount due on the Termination Date, (ii) any principal when due, or (iii) any interest on any Loan, or any fee or other amount payable under any Loan Documents, within five (5) days after the same becomes due.

                    10.1.2 Distributions. Borrower shall breach any covenant set forth in Section 7.11 or 9.10.

                    10.1.3           Breach of Borrowing Base Requirements.
The Borrowing Base Properties shall fail to satisfy the Aggregate Borrowing Base Requirements and such failure shall continue for thirty (30) days.

                    10.1.4 Other Defaults. Borrower or any Guarantor shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on Borrower or any Guarantor under this Agreement or under any of the other Loan Documents (other than as described in any other provision of this Section 10.1), and with respect to agreements, covenants or obligations for which no time period for performance is otherwise provided, such failure shall continue for fifteen (15) days after Borrower or any Guarantor knew of such failure (or such lesser period of time as is mandated by applicable Requirements of Law); provided, however, if such failure is not capable of cure within such fifteen (15) day period, then if Borrower promptly undertakes action to cure such failure and thereafter diligently prosecutes such cure to completion within forty-five (45) days after Borrower or any Guarantor knew of such failure, then Borrower shall not be in default hereunder.

                    10.1.5 Breach of Representation or Warranty. Any representation or warranty made or deemed made by Borrower or any Guarantor to Agent or any Lender herein or in any of the other Loan Documents or in any statement, certificate or financial statements at any time given by Borrower pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made.

                    10.1.6 Default as to Other Indebtedness. (i) Borrower, any Subsidiary of Borrower, any Majority Partnership or any Investment Partnership in which the Borrower or any Subsidiary of Borrower is a general partner except that Nonrecourse Indebtedness of such Investment Partnership shall be excluded for purposes of this Section shall have (A) failed to pay when due (beyond any applicable grace period), any amount in respect of any Indebtedness of such party other than the Obligations if the aggregate amount of such other Indebtedness is Five Million Dollars ($5,000,000) or more; or (B) otherwise defaulted (beyond any applicable grace period) under any

Indebtedness of such party other than the Obligations if (1) the aggregate amount of such other Indebtedness is Five Million Dollars ($5,000,000) or more, and (2) the holder of such Indebtedness has accelerated such Indebtedness; or
(ii) any such other Indebtedness shall have otherwise become payable, or be required to be purchased or redeemed, prior to its scheduled maturity; or (iii) the holder(s) of any Lien, in any amount, commence foreclosure of such Lien upon one or more Properties having an aggregate value in excess of Five Million Dollars ($5,000,000).

     10.1.7           Involuntary Bankruptcy; Appointment of Receiver, Etc.

                                     (a)         An involuntary case shall be
         commenced against Borrower, any Guarantor or any Partnership in which Borrower is a general partner (unless the Total Liabilities of such Partnership are less than $5,000,000) and the petition shall not be dismissed within sixty (60) days after commencement of the case, or a court having jurisdiction shall enter a decree or order for relief in respect of any such Person in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state or foreign law; or

                                     (b)         A decree or order of a court
         having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower, any Guarantor or any Partnership in which Borrower is a general partner, or over all or a substantial part of the property of any such Person, shall be entered; or an interim receiver, trustee or other custodian of any such Person or of all or a substantial part of the property of any such Person, shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of any such Person, shall be issued and any such event shall not be stayed, vacated, dismissed, bonded or discharged within sixty (60) days of entry, appointment or issuance.

                    10.1.8 Voluntary Bankruptcy; Appointment of Receiver, Etc. Borrower, any Guarantor or any Partnership in which Borrower is a general partner (unless the Total Liabilities of such Partnership are less than $5,000,000) shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking of possession by a receiver, trustee or other custodian for all or a substantial part of its property; any such Person shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due; or the general partner (or Person(s) serving in a similar capacity) of Borrower, any Guarantor or any Partnership in which Borrower is a general partner or Borrower's Board of Directors (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

                    10.1.9 Judgments and Attachments. (i) Any money judgment (other than a money judgment covered by insurance but only if the insurer has admitted liability with respect to such money judgment), writ or warrant of attachment, or similar process involving in any case an amount in excess of One Million Dollars ($1,000,000) shall be entered or filed against Borrower, any Guarantor or any Partnership in which Borrower is a general partner or their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days, or (ii) any judgment or order of any court or administrative agency awarding material damages shall be entered against any such Person in any action under the Federal securities laws seeking rescission of the purchase or sale of, or for damages arising from the purchase or sale of, any Securities, such judgment or order shall have become final after exhaustion of all available appellate remedies and, in Agent's judgment, the payment of such judgment or order would have a Material Adverse Effect on such Person.

                    10.1.10 Dissolution. Any order, judgment or decree shall be entered against Borrower, any Guarantor or any Partnership in which Borrower is a general partner decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days; or Borrower or any Guarantor Partnership shall otherwise dissolve or cease to exist.

                    10.1.11          Loan Documents; Failure of Subordination.
If for any reason (i) any Loan Document shall cease to be in full force and effect, or (ii) any Obligation shall be subordinated in right of payment to any other liability of the Borrower.

                    10.1.12 ERISA Liabilities. Any Termination Event occurs which will or is reasonably likely to subject Borrower or any Guarantor or any ERISA Affiliate of any of them to a liability which Agent reasonably determines will have a Material Adverse Effect on Borrower or any Guarantor, or the plan administrator of any Benefit Plan applies for approval under Section 412(d) of the Internal Revenue Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and Agent reasonably determines that the business hardship upon which the Section 412(d) waiver was based will or would reasonably be anticipated to subject Borrower or any Guarantor to a liability which Agent determines will have a Material Adverse Effect on Borrower or any Guarantor.

                    10.1.13 Environmental Liabilities. Borrower or any Guarantor becomes subject to any Liabilities and Costs which Agent reasonably deems to have a Material Adverse Effect on such Person arising out of or related to (i) the Release or threatened Release at any Property of any Contaminant into the environment, or any Remedial Action in response thereto, or (ii) otherwise any violation of any Environmental Laws.

                    10.1.14          Solvency; Material Adverse Change.
Borrower or any Guarantor shall cease to be Solvent, or there shall have occurred any material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of Borrower or any Guarantor.

                    10.1.15 Breach of Guaranty. Any Guarantor shall fail to duly and punctually perform or observe any agreement, covenant or obligation under its Guaranty.

                    An Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with Section 12.4.

         10.2       Rights and Remedies.

                    10.2.1 Acceleration, Etc. Upon the occurrence of any Event of Default described in the foregoing Section 10.1.7 or 10.1.8 with respect to Borrower or any Guarantor or any Partnership in which Borrower is a general partner, the Commitments shall automatically and immediately terminate and the unpaid principal amount of and any and all accrued interest on the Loans shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentment, demand or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate or notice of acceleration), all of which are hereby expressly waived by Borrower, and the obligations of Lenders to make any Loans hereunder shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, Agent shall, at the request, or may, with the consent of Requisite Lenders, by written notice to Borrower, (i) declare that the Commitments are terminated, whereupon the Commitments and the obligation of Lenders to make any Loan hereunder shall immediately terminate, and/or (ii) declare the unpaid principal amount of, any and all accrued and unpaid interest on the Loans and all of the other Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other requirements of any kind (including without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Borrower. Without limiting Agent's authority hereunder, on or after the Termination Date, Agent shall, at the request, or may, with the consent, of Requisite Lenders exercise any or all rights and remedies under the Loan Documents or applicable law. Upon the occurrence of and during the continuance of an Event of Default, Agent shall be entitled to request and receive, by or through Borrower or appropriate legal process, any and all information concerning Borrower, any Guarantor or any property of any of them, which is reasonably available to or obtainable by Borrower.

                    10.2.2 Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by Borrower.

Borrower also waives, to the extent permitted by law, the benefit of all exemption laws.

                    10.2.3 Waivers, Amendments and Remedies. No delay or omission of Agent or Lenders to exercise any right under any Loan Document shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in a writing signed by Agent after obtaining written approval thereof or the signature thereon of those Lenders required to approve such waiver, amendment or other variation, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to Agent and Lenders until the Obligations have been paid in full, the Commitments have expired or terminated and this Agreement has been terminated.

         10.3 Rescission. If at any time after acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Unmatured Events of Default (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 12.4, then by written notice to Borrower, Requisite Lenders may elect, in their sole discretion, to rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Unmatured Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders; they are not intended to benefit Borrower and do not give Borrower the right to require Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

                                   ARTICLE XI

                               AGENCY PROVISIONS

         11.1       Appointment.

                    11.1.1 Each Lender hereby (i) designates and appoints FNBB as Agent of such Lender under this Agreement and the Loan Documents, (ii) authorizes and directs Agent to enter into the Loan Documents other than this Agreement for the benefit of Lenders, and (iii) authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto, subject to the limitations referred to in Sections 11.10.1 and 11.10.2 and any other limitations specifically set forth in this Agreement. Agent agrees to act as such on the express conditions contained in this Article XI.

                    11.1.2 The provisions of this Article XI are solely for the benefit of Agent and Lenders, and Borrower shall not have any rights to rely on or enforce any of the provisions hereof (other than as expressly set forth in Sections 11.3 and 11.9, provided, however, that the foregoing shall in no way limit Borrower's obligations under this Article XI. In performing its functions and duties under this Agreement, Agent shall act solely as Agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Person.

         11.2 Nature of Duties. Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the Loan Documents. Subject to the provisions of Sections 11.5 and 11.7, Agent shall administer the Loans in the same manner as it administers its own loans. Promptly following the effectiveness of this Agreement, Agent shall send to each Lender its originally executed Note and the executed original, to the extent the same are available in sufficient numbers, of each other Loan Document other than the Notes in favor of other Lenders. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended or shall be construed to impose upon Agent any obligation in respect of this Agreement or any of the Loan

Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower, each Guarantor and each Borrowing Base Property in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of Borrower and each Guarantor, and, except as specifically provided herein, Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter.

         11.3       Loan Disbursements.

                    11.3.1 Not later than 1:00 P.M. (Eastern time) on the next Business Day following receipt of a Notice of Borrowing, Agent shall send a copy thereof by facsimile to each other Lender and shall otherwise notify each Lender of the proposed Borrowing and the Funding Date. Agent shall also send a copy of the Compliance Certificate delivered with the Notice of Borrowing to each Lender which requests a copy of such Compliance Certificate. Each Lender shall make available to Agent (or the funding bank or entity designated by Agent), the amount of such Lender's Pro Rata Share of such Borrowing in immediately available funds not later than the times designated in
Section 11.3.2. Unless Agent shall have been notified by any Lender prior to such time for funding in respect of any Borrowing that such Lender does not intend to make available to Agent such Lender's Pro Rata Share of such Borrowing, Agent may assume that such Lender has made such amount available to Agent. In any case where a Lender does not for any reason make available to Agent such Lender's Pro Rata Share of such Borrowing, Agent, in its sole discretion, may, but shall not be obligated to, fund to Borrower such Lender's Pro Rata Share of such Borrowing. If the amount so funded by Agent is not in fact made available to Agent by the responsible Lender, then Borrower agrees to repay to Agent such amount, together with interest thereon at the Base Rate for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent, not later than three (3) Business Days following Agent's demand to Borrower that such repayment be made. In addition, such Lender agrees to pay to Agent forthwith on demand such corresponding amount, together with interest thereon at the Federal Funds Rate. If such Lender shall pay to Agent such corresponding amount, such amount so paid shall constitute such

Lender's Pro Rata Share of such Borrowing, and if both such Lender and Borrower shall have paid and repaid, respectively, such corresponding amount, Agent shall promptly return to Borrower such corresponding amount in same day funds; interest paid by Borrower in respect of such corresponding amount shall be prorated, as of the date of payment thereof by such Lender to Agent. In the event that Agent shall not have funded such Lender's Pro Rata Share under this
Section 11.3.1, then Borrower shall not be obligated to accept a late funding of such Lender's Pro Rata Share if such funding is made more than two (2) Business Days following the applicable Funding Date. If Borrower declines to accept such delinquent funding, Agent shall promptly return to such Lender the amount of such funding. Nothing in this Section 11.3.1 shall alter the respective rights and obligations of the parties hereunder in respect of a Defaulting Lender or a Non-Pro Rata Loan.

                    11.3.2 Requests by Agent for funding by Lenders of Loans will be made by telecopy. Each Lender shall make the amount of its Loan available to Agent in Dollars and in immediately available funds, to such bank and account, as Agent may designate, not later than 1:30 P.M. (Eastern time) on the Funding Date designated in the Notice of Borrowing with respect to such Loan provided that to the extent the Agent is late in providing any Lender with notice the applicable time in advance of any Funding Date specified in
Section 2.1.2(a), such Lender shall not be obligated to make such amount available to the Agent until said time on the Business Day which is the same number of Business Days after the Funding Date as Agent was late in providing such notice.

                    11.3.3 Nothing in this Section 11.3 shall be deemed to relieve any Lender of its obligation hereunder to make its Pro Rata Share of Loans on any Funding Date, nor shall any Lender be responsible for the failure of any other Lender to perform its obligations to make any Loan hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make a Loan.

         11.4       Distribution and Apportionment of Payments.

                    11.4.1 Subject to Section 11.4.2, payments actually received by Agent for the account of Lenders shall be paid to them promptly after receipt thereof by Agent, but in any event within two (2) Business Days, provided that Agent shall pay to Lenders interest thereon, at the lesser of (i) Federal Funds Rate and (ii) the rate of interest applicable to such Loans, from the Business Day following receipt of such funds by Agent until such funds are paid in immediately available funds to Lenders. Subject to Section 11.4.2, all payments of principal and interest in respect of outstanding Loans, all payments of the fees described in this Agreement, and all payments in respect of any other Obligations shall be allocated among such of Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein. Agent shall promptly distribute, but in any event within two (2) Business Days, to each Lender at its primary address set forth on the appropriate signature page hereof or on the Assignment and Assumption, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including, without limitation, instructions from Requisite Lenders or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of Lenders as among themselves and may at any time or from time to time be changed by Lenders as they may elect, in writing in accordance with Section 12.4, without necessity of notice to or consent of or approval by Borrower or any other Person. All payments or other sums received by Agent for the account of Lenders shall not constitute property or assets of Agent and shall be held by Agent, solely in its capacity as agent for itself and the other Lenders, subject to the Loan Documents.

                    11.4.2 Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has funded its Pro Rata Share of a Loan which was previously a Non Pro Rata Loan, or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Non Pro Rata Loan, all of the Obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal, interest and fees in respect of all Non Pro Rata Loans in which the Defaulting Lender has not funded its Pro Rata Share (such principal, interest and fees being referred to as "Senior Loans"). All amounts paid by Borrower and otherwise due to be applied to the Obligations owing to the Defaulting Lender pursuant to the terms hereof shall be distributed by Agent to the other Lenders in accordance with their respective Pro Rata Shares (recalculated for purposes hereof to exclude the Defaulting Lender's Commitment), until all Senior Loans have been paid in full. This provision governs only the relationship among Agent, each Defaulting Lender, and the other Lenders; nothing hereunder shall limit the obligation of Borrower to repay all Loans in accordance with the terms of this Agreement. The provisions of this section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender's right to vote on matters which are subject to the consent or approval of Requisite Lenders or all Lenders. No Unused Facility Fee shall accrue in favor of, or be payable to, such Defaulting Lender from the date of any failure to fund Loans or reimburse Agent for any Liabilities and Costs as herein provided until such failure has been cured, and Agent shall be entitled to (1) withhold or setoff, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to such Defaulting Lender under this Agreement, and (2) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. In addition, the Defaulting Lender shall indemnify, defend and hold Agent and each of the other Lenders harmless from and against any and all Liabilities and Costs, plus interest thereon at the Default Rate, which they may sustain or incur by reason of or as a direct consequence of the Defaulting Lender's failure or refusal to abide by its obligations under this Agreement.

         11.5 Rights, Exculpation, Etc. Neither Agent, any Affiliate of Agent, nor any of their respective officers, directors, employees, agents, attorneys or consultants, shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable for its gross negligence or willful misconduct, or willful misconduct in the performance of its express obligations hereunder. In the absence of gross negligence or willful misconduct, Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 11.4, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Person to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled. Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any of the other Loan Documents, or any of the transactions contemplated hereby and thereby; or for the financial condition of Borrower, any Guarantor or any of their Affiliates. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of Borrower, any Guarantor or any of their Affiliates, or the existence or possible existence of any Unmatured Event of Default or Event of Default.

         11.6 Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents, telecopies or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for Borrower), independent public accountant and other experts selected by it.

         11.7 Indemnification. To the extent that Agent is not reimbursed and indemnified by Borrower, Lenders will reimburse, within ten (10) Business Days after notice from Agent, and indemnify and defend Agent for and against any and all Liabilities and Costs which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Agent or under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share; provided that no Lender shall be liable for any portion of such Liabilities and Costs resulting from Agent's gross negligence or willful misconduct or in respect of normal administrative costs and expenses incurred by Agent (prior to any Event of Default or any Unmatured Event of Default) in connection with its performance of administrative duties under this Agreement and the other Loan Documents. The obligations of Lenders under this Section 11.7 shall survive the payment in full of all Obligations and the termination of this Agreement. In the event that after payment and distribution of any amount by Agent to Lenders, any Lender or third party, including Borrower, any creditor of Borrower or a trustee in bankruptcy, recovers from Agent any amount found to have been wrongfully paid to Agent or disbursed by Agent to Lenders, then Lenders, in proportion to their respective Pro Rata Shares, shall reimburse Agent for all such amounts. Notwithstanding the foregoing, Agent shall not be obligated to advance Liabilities and Costs and may require the deposit by each Lender of its Pro Rata Share of any material Liabilities and Costs anticipated by Agent before they are incurred or made payable.

         11.8 Agent Individually. With respect to its Pro Rata Share of the Commitments hereunder and the Loans made by it, Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders", "Requisite Lenders" or any similar terms may include Agent in its individual capacity as a Lender or one of the Requisite Lenders. Agent and any Lender and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Borrower or any of its Affiliates as if it were not acting as Agent or Lender pursuant hereto.

         11.9       Successor Agent; Resignation of Agent; Removal of Agent.

                    11.9.1 Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty
(30) Business Days, prior written notice to Lenders and Borrower, and shall automatically cease to be Agent hereunder in the event a petition in bankruptcy shall be filed by or against Agent or the Federal Deposit Insurance Corporation or any other Governmental Authority shall assume control of Agent or Agent's interests under the Facility. Further, Lenders whose aggregate Commitments constitute at least sixty-six and two-thirds percent (66-2/3%) of the Commitments of all Lenders excluding the Agent may remove Agent for cause at any time by

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giving at least thirty (30) Business Days' prior written notice to Agent,
Borrower and all other Lenders. If Agent enters into one or more assignments pursuant to Section 11.12 having the effect of reducing its Commitment to less than $20,000,000 (which number shall be proportionately decreased to the extent Borrower has reduced the Facility pursuant to Section 2.6.1) then any Lender whose Commitment exceeds that of Agent may remove Agent by notice given within thirty (30) days after such Lender receives notice of the assignments which reduce the Agent's Commitment below such level. Such resignation or removal shall take effect upon the acceptance by a successor Agent of appointment pursuant to Section 11.9.2 or 11.9.3.

                    11.9.2 Upon any such notice of resignation by or removal of Agent, the Co-Agent with the largest Commitment shall become the successor Agent unless (i) such Co-Agent refuses to become Agent, or (ii) Lenders whose aggregate Commitments constitute at least 66-2/3% of the Commitments of all Lenders excluding such Co-Agent vote that such Co-Agent not become the successor Agent. If the Co-Agent with the largest Commitment does not become successor Agent pursuant to the preceding sentence then the Co-Agent with the next largest Commitment may become successor Agent subject to the same conditions. If both Co-Agents have the same Commitment amount and both are willing to become Agent, the successor Agent shall be chosen by a majority vote (based on aggregate Commitment amounts) of the Lenders other than such two Co-Agents. If no successor Agent is selected pursuant to the preceding provisions of this Section 11.9.2, Requisite Lenders shall appoint a successor Agent with the consent of Borrower, which consent shall not be unreasonably withheld or delayed and which consent shall not be required if there shall then exist any Event of Default. Any successor Agent must be a bank (i) the senior debt obligations of which (or such bank's parent's senior unsecured debt obligations) are rated not less than BBB by one of the Rating Agencies and (ii) which has total assets in excess of Ten Billion Dollars ($10,000,000,000).
Such successor Agent shall separately confirm in writing with Borrower the fee to be paid to such Agent pursuant to Section 2.5.2.

                    11.9.3 If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring or removed Agent, shall then appoint a successor Agent who shall meet the requirements described in Section 11.9.2 and

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who shall serve as Agent until such time, if any, as a successor Agent shall have been appointed as provided above.

         11.10      Consent and Approvals.

                    11.10.1 Each of the following shall require the approval or consent of Requisite Lenders:

                                     (a)         Approval of value for
         non-income producing Properties determined on a basis other than a purchase and sale agreement pursuant to the definition of Adjusted Asset Value (Section 1.1).

                                     (b)         Approval of each new Guarantor
         or Guarantor Partnership (Section 1.1);

                                     (c)         Approval of any change in the
         Replacement Reserve Amount (Section 1.1);

                                     (d)         Approval of each new Borrowing
         Base Property which does not satisfy the conditions set forth in
         Section 3.1 (Section 3.1);

                                     (e)         Approval of any material
         amendment of organizational documents (Section 8.2);

                                     (f)         Approval of certain changes in
         the Executive Officers (Section 8.5);

                                     (g)         Approval of certain
         construction projects (Section 9.12);

                                     (h)         Acceleration following an
         Event of Default (Section 10.2.1) or rescission of such acceleration (Section 10.3);

                                     (i)         Approval of the exercise of
         rights and remedies under the Loan Documents following an Event of Default ( Section 10.2.1);

                                     (j)         Appointment of a successor
         Agent (Section 11.9);

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
                                     (k)         Except as referred to in
         Section 11.10.2 or 11.11.1, approval of any amendment, modification or termination of this Agreement, or waiver of any provision herein (Section 12.4).

                    11.10.2 Each amendment, modification or waiver specifically enumerated in Section 12.4.1 shall require the consent of all Lenders and each amendment, modification or waiver specifically enumerated in
Section 12.4.2 shall require the consent of the number of Lenders described therein.

                    11.10.3 In addition to the required consents or approvals referred to in Section 11.10.1, Agent may at any time request instructions from Requisite Lenders with respect to any actions or approvals which, by the terms of this Agreement or of any of the Loan Documents, Agent is permitted or required to take or to grant without instructions from any Lenders, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Requisite Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders or, where applicable, all Lenders. Agent shall promptly notify each Lender at any time that the Requisite Lenders have instructed Agent to act or refrain from acting pursuant hereto.

                    11.10.4 Each Lender agrees that any action taken by Agent at the direction or with the consent of Requisite Lenders in accordance with the provisions of this Agreement or any Loan Document, and the exercise by Agent at the direction or with the consent of Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders, except for actions specifically requiring the approval of all Lenders. All communications from Agent to Lenders requesting Lenders' determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or thing may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Agent by Borrower in respect of the matter or issue to be resolved, and (iv) may include Agent's recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within ten (10) Business Days (the "Lender Reply Period"). Unless a Lender shall give written notice to Agent that it objects to the recommendation or determination of Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of Requisite Lenders or all Lenders, Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Lenders and upon receiving the required approval or consent shall follow the course of action or determination recommended to Lenders by Agent or such other course of action recommended by Requisite Lenders, and each non-responding Lender shall be deemed to have concurred with such recommended course of action.

         11.11      Agency Provisions Relating to Certain Enforcement Actions.

                    11.11.1 Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, to waive the imposition of late fees provided for in Section 2.4.5 up to a maximum of four (4) times during the term of this Agreement, including any extensions.

                    11.11.2 Should Agent (i) employ counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any of the Loan Documents, or (ii) commence any proceeding or in any way seek to enforce its rights or remedies under the Loan Documents, each Lender, upon demand therefor from time to time, shall contribute its share (based on its Pro Rata Share) of the reasonable costs and/or expenses of any such advice or other representation, enforcement or acquisition, including, but not limited to, fees of receivers, court costs and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrower; provided that Agent shall not be entitled to reimbursement of its attorneys' fees and expenses incurred in connection with the resolution of disputes between Agent and other Lenders unless Agent shall be the prevailing party in any such dispute. Any loss of principal and interest resulting from any Event of Default shall be shared by Lenders in accordance with their respective Pro Rata Shares.

         11.12      Assignments and Participations.

                    11.12.1 Each Lender may assign, to one or more Eligible Assignees, all or a portion of its rights and obligations under this Agreement (including without limitation all or a portion of its Commitment and the Loans owing to it) and other Loan Documents; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement and other Loan Documents, and the assignment shall cover the same percentage of such Lender's Commitment and Loans, (ii) unless Agent and Borrower otherwise consent, the aggregate amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than Ten Million Dollars ($10,000,000) and shall be an integral multiple of One Million Dollars ($1,000,000), (iii) after giving effect to such assignment, the aggregate amount of the Commitment retained by the assigning Lender shall in no event be less than Fifteen Million Dollars ($15,000,000),
(iv) the parties to each such assignment shall execute and deliver to Agent, for its approval and acceptance, an Assignment and Assumption, and (v) Agent shall receive from the assignor a processing fee of Three Thousand Dollars ($3,000). Upon such execution, delivery, approval and acceptance, and upon the effective date specified in the applicable Assignment and Assumption, (X) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder, and (Y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement.

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
                    11.12.2 By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:
(i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any Guarantor or the performance or observance by Borrower or any Guarantor of any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Article V or delivered pursuant to Article VI to the date of such assignment and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                    11.12.3 Agent shall maintain, at its address referred to on the counterpart signature pages hereof, a copy of each Assignment and Assumption delivered to and accepted by it and shall record in the Loan Account the names and addresses of each Lender and the Commitment of, and principal amount of the Loans owing to, such Lender from time to time. Borrower, Agent and Lenders may treat each Person whose name is recorded in the

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
Loan Account as a Lender hereunder for all purposes of this Agreement.

                    11.12.4 Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee, Agent shall, if such Assignment and Assumption has been properly completed and is in substantially the form of Exhibit A, (i) accept such Assignment and Assumption,
(ii) record the information contained therein in the Loan Account, and (iii) give prompt notice thereof to Borrower. Upon request, Borrower will execute and deliver to Agent an appropriate replacement promissory note or replacement promissory notes in favor of each assignee (and assignor, if such assignor is retaining a portion of its Commitment and Loans) reflecting such assignee's (and assigner's) Pro Rata Share(s) of the Facility. Upon execution and delivery of such replacement promissory notes the original promissory note or notes evidencing all or a portion of the Commitments and Loans being assigned shall be cancelled and returned to Borrower.

                    11.12.5 Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including without limitation all or a portion of its Commitment and the Loans owing to it) and other Loan Documents; provided, however, that (i) such Lender's obligations under this Agreement (including without limitation its Commitment to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement, and (iv) the holder of any such participation shall not be entitled to voting rights under this Agreement except for voting rights with respect to
(A) increases in the Facility; (B) extensions of the Termination Date; and (C) decreases in the interest rates described in this Agreement. No participant shall be entitled to vote on any matter until the Lender with which such participant is participating in the Facility and the Loans confirms such participant's status as a participant hereunder.

                    11.12.6 Borrower will use reasonable efforts to cooperate with Agent and Lenders in connection with the assignment of interests under this Agreement or the sale of participations herein.

                    11.12.7 Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section 11.12, any Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligations thereunder. To facilitate any such pledge or assignment, Agent shall, at the request of such Lender, enter into a letter agreement with the Federal Reserve Bank in substantially the form of the exhibit to Appendix C to the Federal Reserve Bank of New York Operating circular No. 12.

                    11.12.8 Anything in this Agreement to the contrary notwithstanding, any Lender may assign all or any portion of its rights and obligations under this Agreement to another branch or Affiliate of such Lender, provided that (i) at the time of such assignment such Lender is not a Defaulting Lender, (ii) such Lender gives Agent and Borrower at least fifteen
(15) days' prior written notice of any such assignment, (iii) the parties to each such assignment execute and deliver to Agent an Assignment and Assumption, and (iv) Agent receives from assignor a processing fee of Three Thousand Dollars ($3,000).

                    11.12.9 No assignee of any rights and obligations under this Agreement shall be permitted to subassign such rights and obligations.

                    11.12.10 No Lender shall be permitted to assign or sell all or any portion of its rights and obligations under this Agreement to Borrower or any Affiliate of Borrower.

         11.13 Ratable Sharing. Subject to Sections 11.3 and 11.4, Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Obligations, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by counterclaim or cross action or by the enforcement of any or all of the Obligations, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim or otherwise, receive payment of a proportion of the aggregate amount of the obligations held by it which is greater than its Pro Rata Share of the payments on account of the Obligations, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 11.13 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

         11.14 Delivery of Documents. Agent shall as soon as reasonably practicable distribute to each Lender at its primary address set forth on the appropriate counterpart signature page hereof, or at such other address as a Lender may request in writing, (i) all documents to which such Lender is a party or of which such Lender is a beneficiary set forth in Section 4.1, (ii) all documents of which Agent receives copies from Borrower pursuant to Sections
6.1 and 12.6, (iii) all other documents or information which Agent is required to send to Lenders pursuant to the terms of this Agreement; (iv) other information or documents received by Agent at the request of any Lender, and
(v) all notices received by Agent pursuant to Section 6.2. In addition, within fifteen (15) Business Days after receipt of a request in writing from a Lender for written information or documents provided by or prepared by Borrower, Agent shall deliver such written information or documents to such requesting Lender if Agent has possession of such written information or documents in its capacity as Agent or as a Lender.

         11.15 Notice of Events of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any

Unmatured Event of Default or Event of Default (other than nonpayment of principal of or interest on the Loans) unless Agent has received notice in writing from a Lender or Borrower referring to this Agreement or the other Loan Documents, describing such event or condition and expressly stating that such notice is a notice of an Unmatured Event of Default or Event of Default.
Should Agent receive such notice of the occurrence of an Unmatured Event of Default or Event of Default, or should Agent send Borrower a notice of Unmatured Event of Default or Event of Default, Agent shall promptly give notice thereof to each Lender.


                                  ARTICLE XII

                                 MISCELLANEOUS

         12.1       Expenses.

                    12.1.1 Generally. Borrower agrees upon demand to pay, or reimburse Agent for, all of Agent's external audit and legal, expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of Agent's internal legal counsel and internal appraisers except that such appraiser expenses shall not exceed $5,000 per year without Borrower's prior consent) incurred by Agent at any time (whether prior to, on or after the date of this Agreement) in connection with (i) its own audit and investigation of Borrower and the Borrowing Base Properties; (ii) the negotiation, preparation and execution of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV) and the other Loan Documents and the making of the Loans; (iii) the review and, if applicable, acceptance of additional Borrowing Base Properties, including reasonable attorneys' fees and costs incurred in connection therewith; (iv) administration of this Agreement, the other Loan Documents and the Loans, including, without limitation, consultation with attorneys in connection therewith; and (v) the protection, collection or enforcement of any of the Obligations.

                    12.1.2 After Event of Default. Borrower further agrees to pay, or reimburse Agent and Lenders, for all reasonable out-of-pocket costs and expenses, including without limitation reasonable attorneys' fees and disbursements incurred by Agent or Lenders after the occurrence of an Event of Default (i) in enforcing any Obligation or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to Borrower or any Guarantor and related to or arising out of the transactions contemplated hereby; or (iv) in taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise).

         12.2 Indemnity. Borrower further agrees to defend, protect, indemnify and hold harmless Agent, each and all of the Lenders, each of their respective Affiliates and participants and each of the respective officers, directors, employees, agents, attorneys and consultants (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV) of each of the foregoing (collectively called the "Indemnitees") from and against any and all Liabilities and Costs imposed on, incurred by, or asserted against such Indemnitees (whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or in equity, and based upon contract or otherwise, including any Liabilities and Costs arising as a result of a "prohibited transaction" under ERISA to the extent arising from or in connection with the past, present or future operations of Borrower or any Guarantor or their respective predecessors in interest) in any manner relating to or arising out of this Agreement or the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of and participation in the Loans and the management of the Loans, or the use or intended use of the proceeds of the Loans (collectively, the "Indemnified Matters"); provided, however, that Borrower shall have no obligation to an Indemnitee hereunder with respect to (i) matters for which such Indemnitee has been compensated pursuant to or for which an exemption is provided in Section
2.4.7 or any other provision of this Agreement, and (ii) Indemnified Matters to the extent caused by or resulting from the willful misconduct or gross negligence of that Indemnitee, as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

         12.3 Change in Accounting Principles. Except as otherwise provided herein, if any changes in accounting principles from those used in the preparation of the most recent financial statements delivered to Agent pursuant to the terms hereof are hereinafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by Borrower or any Guarantor Partnership with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, standards or terms found herein, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of Borrower shall be the same after such changes as if such changes had not been made; provided, however, that no change in GAAP that would affect the method of calculation of any of the financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended pursuant to Section 12.4 to so reflect such change in accounting principles.

         12.4 Amendments and Waivers. (i) No amendment or modification of any provision of this Agreement shall be effective without the written agreement of Requisite Lenders (after notice to all Lenders) and Borrower (except for amendments to Section 11.4.1 which do not require the consent of Borrower), and (ii) no termination or waiver of any provision of this Agreement, or consent to any departure by Borrower therefrom (except as expressly provided in Section 11.11.1 with respect to waivers of late fees), shall in any event be effective without the written concurrence of Requisite Lenders (after notice to all

Lenders), which Requisite Lenders shall have the right to grant or withhold at their sole discretion, except that:

                    12.4.1 The following amendments, modifications or waivers shall require the consent of all Lenders:

                                     (a)         increasing the Commitments or
         Lender's Commitments;

                                     (b)         changing the principal amount
         or final maturity of the Loans except as provided in Section 2.1.4;

                                     (c)         reducing the interest rates
         applicable to the Loans;

                                     (d)         reducing the rates on which
         fees payable pursuant hereto are determined;

                                     (e)         forgiving or delaying any
         amount payable or receivable under Article II (other than late fees);

                                     (f)         changing the definition of
         "Requisite Lenders" or "Pro Rata Shares";

                                     (g)         changing any provision
         contained in this Section 12.4;

                                     (h)         releasing any obligor under any
         Loan Document; or

                                     (i)         consent to assignment by
         Borrower of all of its duties and Obligations hereunder pursuant to
         Section 12.14.

                    12.4.2 The following amendments, modifications or waivers shall require the consent of Lenders whose aggregate Commitments constitute at least eighty-five percent (85%) of the Commitments of all
Lenders:

                                     (a)         changing the ratios set forth
         in Sections 9.1, 9.2, 9.4 or 9.13.

                                     (b)         changing the definitions of
         "Borrowing Base Value" or "Maximum Loan Amount".

                    12.4.3 No amendment, modification, termination or waiver of any provision of Article XI or any other provision referring to Agent shall be effective without the written concurrence of Agent, but only if such amendment, modification, termination or waiver alters the obligations or rights of Agent.

Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.4 shall be binding on each assignee, transferee or recipient of Agent's or any Lender's Commitment under this Agreement or the Loans at the time outstanding.

         12.5 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Unmatured Event of Default if such action is taken or condition exists, and if a particular action or condition is expressly permitted under any covenant, unless expressly limited to such covenant, the fact that it would not be permitted under the general provisions of another covenant shall not constitute an Event of Default or Unmatured Event of Default if such action is taken or condition exists.

         12.6 Notices and Delivery. Unless otherwise specifically provided herein, any consent, notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied or sent by courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy (or on the next Business Day if such telecopy is received on a non-Business Day or after 5:00 p.m. (at the office of the recipient) on a Business Day) or four (4) Business Days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed).
Notices to Agent pursuant to Article II shall not be effective until received by

Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 12.6) shall be as set forth below each party's name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. All deliveries to be made to Agent for distribution to the Lenders shall be made to Agent at the addresses specified for notice on the signature page hereto and in addition, a sufficient number of copies of each such delivery shall be delivered to Agent for delivery to each Lender at the address specified for deliveries on the signature page hereto or such other address as may be designated by Agent in a written notice.

         12.7 Survival of Warranties, Indemnities and Agreements. All agreements, representations, warranties and indemnities made or given herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans hereunder and such indemnities shall survive termination hereof.

         12.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Agent or any Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

         12.9 Payments Set Aside. To the extent that Borrower makes a payment or payments to Agent or the Lenders or Agent or the Lenders exercise their rights of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

         12.10 Severability. In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby, provided, however, that if the rates of interest or any other amount payable hereunder, or the collectibility thereof, are declared to be or become invalid, illegal or unenforceable, Lenders' obligations to make Loans shall not be enforceable.

         12.11 Heading. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

         12.12 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

         12.13 Limitation of Liability. To the extent permitted by applicable law, no claim may be made by Borrower, any Lender or any other Person against Agent or any Lender, or the affiliates, directors, officers, employees, attorneys or agents of any of them, for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and Borrower and each Lender hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

         12.14 Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Agent and Lenders. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of the Loans and the Commitments of Lenders under this Agreement, and in the event of such transfer or assignment, the rights and privileges herein conferred upon Agent and Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Borrower's rights or any interest therein hereunder, and Borrower's duties and Obligations hereunder, shall not be assigned without the consent of all Lenders.

         12.15 Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE, AND ALL JUDICIAL PROCEEDINGS BROUGHT BY BORROWER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE, BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION HAVING SITUS WITHIN THE COMMONWEALTH OF MASSACHUSETTS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE. BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS NOTICE ADDRESS SPECIFIED ON THE SIGNATURE PAGES HEREOF. BORROWER, AGENT AND LENDERS EACH IRREVOCABLY WAIVES (i) TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND (ii) ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

         12.16 Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such together shall constitute but one and the same instrument. This Agreement shall become effective when Borrower, the initial Lenders and Agent have duly executed and delivered execution pages of this Agreement to each other (delivery by Borrower to Lenders and by any Lender to Borrower and any other Lender being deemed to have been made by delivery to Agent). Agent shall send written confirmation of the Closing Date to Borrower and each other Lender promptly following the occurrence thereof. Effective as of the Closing Date, the commitments under the Existing Facility shall terminate, and all accrued and unpaid obligations of Borrower under the Existing Facility shall be due and payable in full. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually and directly inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

         12.17 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

         12.18 Obligations Unsecured. It is the intent of the parties that the Obligations, and the obligations of the Guarantors under their respective Guaranties, shall constitute unsecured obligations of Borrower and each Guarantor, respectively. Neither the restrictions and prohibitions set forth herein with respect to the creation, incurrence, assumption or existence of any Lien on any Property of Borrower or any other Person (including, without limitation, Borrowing Base Properties and interests in Persons owning any Borrowing Base Property), nor those set forth in any other Loan Document, are intended to create or constitute a Lien of any nature upon any Property of Borrower or any other Person, and no such restriction or prohibition shall be deemed to constitute any such Lien. This Section 12.18 shall not be deemed to prevent the Agent or any Lender from obtaining a Lien as security for the Obligations at any time hereafter pursuant to a mutual agreement among the parties hereto expressly providing for such Lien or during the continuance of any Event of Default.

         12.19 Entire Agreement. This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Agent (including documents incorporating separate agreements relating to the payment of fees), embodies the entire agreement and supersede all prior agreements, written and oral, relating to the subject matter hereof.

         IN WITNESS WHEREOF, this Agreement has been duly executed on the date set forth above.

BORROWER:                                   EXCEL REALTY TRUST, INC., a
                                             Maryland corporation



                                            By
                                              ----------------------------------
                                              Its
                                                 -------------------------------


                                            ADDRESS FOR NOTICE AND DELIVERY:

                                            16955 Via Del Campo, Suite 110,
                                            San Diego, CA  92127
                                            Attn:  Gary B. Sabin, President
                                            Tel:  (619)485-9400
                                            Fax:  (619)485-8530

AGENT/LENDER:                               THE FIRST NATIONAL BANK OF BOSTON


                                            By
                                              ----------------------------------
                                              Its
                                                 -------------------------------


                                            ADDRESS FOR NOTICE AND DELIVERY:

                                            Address:
                                            115 Perimeter Center Place N.E.
                                            Suite 500
                                            Atlanta, GA 30346
                                            Attn:  William F. Hipp

                                            Telephone: (770)390-6521
                                            Telecopy:  (770)390-8434

                    With a copy to:         100 Federal Street
                                            Boston, Massachusetts 02110
                                            Attn:  Real Estate Division

                    With a copy to:         700 N. Pearl Street
                                            Suite 1840
                                            Dallas, TX 75201
                                            Attn:    Helen Delph, Vice President

                                            Telephone:  (214)720-3836
                                            Telecopy:   (214)871-7328

                                            Pro Rata Share:    17.78%
                                            Loan Commitment:  $26,666,666.67

                                            LIBOR OFFICE:
                                            Address:
                                            115 Perimeter Center Place N.E.
                                            Suite 500
                                            Atlanta, GA 30346
                                            Attn: William F. Hipp

                                            Telephone: (770)390-6521
                                            Telecopy:  (770)390-8434

OTHER LENDERS:                              WELLS FARGO BANK, N.A.


                                            By
                                              ----------------------------------
                                              Its
                                                 -------------------------------


                                            ADDRESS FOR NOTICE AND DELIVERY:

                                            Address:
                                            2030 Main Street
                                            Suite 800
                                            Irvine, CA  92714
                                            Attn:  Pat Murphy

                                            Telephone:  (714)251-4359
                                            Telecopy:   (714)851-9815

                                            Pro Rata Share:    17.78%
                                            Loan Commitment:  $26,666,666.67

                                            LIBOR OFFICE:
                                            Address:
                                            2030 Main Street
                                            Suite 800
                                            Irvine, CA  92714
                                            Attn:  Pat Murphy

                                            Telephone:  (714)251-4359
                                            Telecopy:   (714)851-9815

                                            FIRST INTERSTATE BANK OF CALIFORNIA


                                            By
                                              ----------------------------------
                                              Its
                                                 -------------------------------


                                            ADDRESS FOR NOTICE AND DELIVERY:

                                            Address:
                                            401 B Street
                                            Suite 304
                                            San Diego, CA  92101

                                            Telephone:  (619)699-3056
                                            Telecopy:   (619)699-3105


                                            Pro Rata share:    17.78%
                                            Loan Commitment:  $26,666,666.67

                                            LIBOR OFFICE:
                                            Address:
                                            401 B Street
                                            Suite 304
                                            San Diego, CA  92101

                                            Telephone:  (619)699-3056
                                            Telecopy:   (619)699-3105

                                            DRESDNER BANK AG


                                            By
                                              ----------------------------------
                                              Its
                                                 -------------------------------


                                            By
                                              ----------------------------------
                                              Its
                                                 -------------------------------


                                            ADDRESS FOR NOTICE AND DELIVERY:

                                            Address:
                                            725 South Figueroa Street
                                            Suite 3950
                                            Los Angeles, CA  90017
                                            Attn: Vitol B. Wiacek

                                            Telephone:  (213)630-5422
                                            Telecopy:   (213)627-3819


                                            Pro Rata share:    16.67%
                                            Loan Commitment:  $25,000,000

                                            LIBOR OFFICE:
                                            Address:
                                            75 Wall Street
                                            New York, NY  10005
                                            Attn:  Robert Reddington

                                            Telephone:  (212)429-2269

                                            NBD BANK


                                            By
                                              ----------------------------------
                                              Dennis C. Jacobs,
                                              Vice President


                                            ADDRESS FOR NOTICE AND DELIVERY:

                                            Address:  NBD Bank
                                                      900 Tower Drive
                                                      Suite 400
                                                      Troy, Michigan 48098
                                                      Attn: Dennis C. Jacobs

                                            Telephone:  (810)828-6768
                                            Telecopy:   (810)828-6401


                                            Pro Rata share:    13.33%
                                            Loan Commitment:  $20,000,000

                                            LIBOR OFFICE:
                                            Address:
                                            900 Tower Drive, Suite 400
                                            Troy, Michigan 48098
                                            Attn: Dennis C. Jacobs

                                            Telephone:  (810)828-6768
                                            Telecopy:   (810)828-6401

                                            BHF-BANK AKTEINGESELLSCHAFT


                                            By
                                              ----------------------------------
                                              Its
                                                 -------------------------------


                                            By
                                              ----------------------------------
                                              Its
                                                 -------------------------------


                                            ADDRESS FOR NOTICE AND DELIVERY:

                                            Address:
                                            590 Madison Avenue
                                            New York, NY  10022
                                            Attn:  Krina Griffin

                                            Telephone:  (212)756-5581
                                            Telecopy:   (212)756-5536


                                            Pro Rata share:     10%
                                            Loan Commitment:  $15,000,000

                                            LIBOR OFFICE:
                                            Address:
                                            BHF-Bank AG
                                            Grand Cayman Branch
                                            590 Madison Avenue
                                            New York, NY  10022


                                            Telephone:  (212)756-5581
                                            Telecopy:   (212)756-5536

                                            SIGNET BANK


                                            By
                                              ----------------------------------
                                              Its
                                                 -------------------------------




                                            ADDRESS FOR NOTICE AND DELIVERY:

                                            Address:
                                            Signet Bank
                                            7799 Leesburg Pike
                                            Falls Church, VA  22043
                                            Attn:  John A. Schissel

                                            Telephone:  (703)714-5145
                                            Telecopy:   (703)506-0284


                                            Pro Rata share:     6.67%
                                            Loan Commitment:  $10,000,000

                                            LIBOR OFFICE:
                                            Address:
                                            7799 Leesburg Pike
                                            Falls Church, VA  22043
                                            Attn:  John A. Schissel

                                            Telephone:  (703)714-5145
                                            Telecopy:   (703)506-0284